UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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LEAP WIRELESS INTERNATIONAL, INC.

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5887 Copley Drive
San Diego, California 92111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 28, 2011

To the Stockholders of Leap Wireless International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at 1:00 p.m. Eastern Daylight Time, on July 28, 2011, at the Kenwood Golf and Country Club, 5601 River Road, Bethesda, Maryland 20816, for the following purposes:

1. To elect the following eight director nominees to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have qualified:

John D. Harkey, Jr.	Robert V. LaPenta
S. Douglas Hutcheson	Mark A. Leavitt
Ronald J. Kramer	Mark H. Rachesky, M.D.
Paula Kruger	Michael B. Targoff

2. To conduct an advisory vote on executive compensation.

3. To conduct an advisory vote on the frequency of conducting future advisory votes on executive compensation.

4. To approve a stock option exchange program.

5. To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

6. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement associated with this Notice.

The Board of Directors has fixed the close of business on June 3, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

San Diego, California
          , 2011

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

5887 Copley Drive
San Diego, California 92111

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on July 28, 2011, at 1:00 p.m. Eastern Daylight Time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the associated Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Kenwood Golf and Country Club, 5601 River Road, Bethesda, Maryland 20816. If you need directions to the location of the Annual Meeting, please contact Leap’s Investor Relations department at (858) 882-6000. The approximate date on which this proxy statement is first being furnished or sent to stockholders is          , 2011. As used in this proxy statement and accompanying appendix, the terms “we,” “us,” “our,” “ours” and the “Company” refer to Leap and its wholly owned subsidiaries, including Cricket Communications, Inc. (“Cricket”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 28, 2011.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our 2010 Annual Report are available at proxy.leapwireless.com.

Solicitation

Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition, Leap has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the meeting. Leap has agreed to pay that firm a fee of up to $95,000, plus reasonable expenses, costs and disbursements, for proxy solicitation services. Leap and its directors, officers and regular employees may supplement the proxy solicitor’s solicitation of proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on June 3, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 78,595,422 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held. If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting.

If you are a beneficial owner of shares held by a broker, bank or other nominee, your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

Quorum, Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of common stock entitled to vote at the meeting are present in person or by proxy. At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Generally, a “broker non-vote” occurs when your shares are held by a broker, bank or other nominee and are not voted with respect to a particular proposal because the organization that holds your shares does not have discretionary voting power with respect to that proposal and has not received voting instructions from you. Under the rules of various national and regional securities exchanges, the organization that holds your shares has discretionary voting power with respect to routine matters but cannot vote on non-routine matters. The ratification of the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 5) is considered a routine matter under applicable rules. The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on the frequency of conducting future advisory votes on executive compensation (Proposal 3) and the approval of a stock option exchange program (Proposal 4) are considered non-routine matters under applicable rules. Therefore, unless you provide voting instructions to any broker, bank or other nominee holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of Leap’s independent registered public accounting firm. Please vote your proxy or provide voting instructions to the broker, bank or other nominee holding your shares so your vote on these matters will be counted.

Abstentions and broker non-votes are counted towards a quorum but are not considered as votes cast in determining whether a matter has been approved and will therefore have no effect on the outcome of any proposal.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by authorizing a new proxy on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by filing with the Corporate Secretary of Leap at Leap’s principal executive offices, 5887 Copley Drive, San Diego, California 92111, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Leap’s Board has nominated eight nominees for election at the Annual Meeting. Each of the current members of Leap’s Board is standing for re-election by the stockholders, except for John H. Chapple and William A. Roper, Jr., who will be leaving the Board following the Annual Meeting at the conclusion of their current term of service. In addition to the other current members of the Leap Board, Leap’s Board has also nominated Paula Kruger and Mark A. Leavitt as nominees for election at the Annual Meeting.

If elected at the Annual Meeting, each of the eight nominees will serve until Leap’s next annual meeting of stockholders, in each case until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected, and the Board does not believe that any nominee will be unable to serve.

Leap’s Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The authorized number of directors currently is eight.

On March 10, 2011, we received notice from Pentwater Capital Management, LP and Pentwater Equity Opportunities Fund, Ltd. on behalf of themselves and certain of their affiliates (collectively, “Pentwater”) that they intended to nominate three directors for election at the Annual Meeting. We have informed Pentwater that their notice for nomination did not comply with requirements of Leap’s Amended and Restated Bylaws. As a result, any shares voted with respect to any nominees of Pentwater will not be counted for the purpose of determining the election of our directors at the Annual Meeting.

All of our nominees will bring significant leadership, expertise and diverse backgrounds and perspectives to our Board as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by the Nominating and Corporate Governance Committee in recommending director candidates is described below under “Board of Directors and Board Committees — Director Nomination Process.” Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that led our Board to conclude that these individuals should serve as our directors.

Nominees for Election

John D. Harkey, Jr., 50, has served as a member of our Board since March 2005. Mr. Harkey brings significant operational and financial expertise to our Board through his role as an executive of and investor in companies in diverse and various industries, including retail, hospitality and telecommunications. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. Mr. Harkey also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications, energy and pharmaceuticals. He currently serves as chairman of the board of directors of Regency Energy Partners, L.P. (NASDAQ: RGNC) and also serves on the boards of directors and audit committees of Loral Space & Communications Inc. (NASDAQ: LORL), Energy Transfer Equity, L.P. (NYSE: ETE) and Emisphere Technologies, Inc. (NASDAQ: EMIS). Mr. Harkey also previously served as a member of the boards of directors of Energy Transfer Partners, L.P. (NYSE: ETP), Pizza Inn (NASDAQ: PZZI) and Fox & Hound Investment Group (NASDAQ: FOXX) (which was previously named Total Entertainment Restaurant Corp. (NASDAQ: TENT)). Mr. Harkey obtained a B.B.A. in finance and a J.D. from the University of Texas at Austin and an M.B.A. from the Stanford University School of Business.

S. Douglas Hutcheson, 55, has served as our president, chief executive officer, or CEO, and a member of our Board since February 2005. Mr. Hutcheson provides our Board with significant operational and financial expertise in the telecommunications industry, as well as extensive experience with our business operations, having joined us as a member of our founding management team in September 1998. Since September 1998, Mr. Hutcheson has held a number of positions with us, having served as our chief financial officer, or CFO, between August 2002 and

February 2005 and again between September 2007 and June 2008, and also having served in a number of vice president roles between September 1998 and January 2004 with responsibility for areas including strategic planning and product and business development. From February 1995 to September 1998, Mr. Hutcheson served as vice president, marketing in the Wireless Infrastructure Division at Qualcomm Incorporated. Mr. Hutcheson holds a B.S. in mechanical engineering from California Polytechnic University and an M.B.A. from the University of California at Irvine.

Ronald J. Kramer, 52, has served as a member of our Board since November 2009. Mr. Kramer brings significant operational and financial expertise to our Board given his background as an executive of companies in various industries, including finance, manufacturing and gaming. Since April 2008, Mr. Kramer has served as chief executive officer of Griffon Corporation (NYSE: GFF), a diversified holding company, and has served as a member of Griffon’s board of directors since 1993. From 2002 to 2008, Mr. Kramer served as president and director of Wynn Resorts, Ltd. (NASDAQ: WYNN), a developer, owner and operator of hotel and casino resorts. From 1999 to 2001, Mr. Kramer was a managing director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. He formerly served on the boards of directors of Monster Worldwide, Inc. (NYSE: MWW), Sapphire Industrials Corporation (AMEX: FYR.UN), Lakes Entertainment, Inc. (NASDAQ: LACO), Republic Property Trust (formerly NYSE: RPB) and New Valley Corporation (NASDAQ: NVAL). Mr. Kramer holds a B.S. in economics from the Wharton School of the University of Pennsylvania and an M.B.A. from New York University.

Paula Kruger, 60, is being nominated to serve as a member of our Board. Ms. Kruger will provide our Board with significant operational expertise, due to her experience as an executive of several companies in diverse and various industries, including retail and telecommunications. Since August 2008, Ms. Kruger has served as chief executive officer of Milano Worldwide Corporation, a designer, manufacturer and marketer of souvenir and giftware products. Prior to joining Milano, Ms. Kruger served as executive vice president of the mass markets group of Qwest Communications International Inc. (formerly NYSE: Q) from September 2003 to August 2008. Prior to that, Ms. Kruger served as president of the customer relationship management service line at Electronic Data Systems Corporation (formerly NYSE: EDS) from January 2002 to September 2003. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as executive vice president of operations at Excel Communications Inc. (formerly NYSE: ECI). Ms. Kruger also brings significant expertise and perspective through her service as a member of the boards of directors of private companies and non-profit organizations. Ms. Kruger holds a B.A. in economics from Long Island University, C.W. Post Campus and an M.B.A. from the Roth Graduate School of Business of Long Island University, C.W. Post Campus.

Robert V. LaPenta, 65, has served as a member of our Board since March 2005. Mr. LaPenta provides our Board with significant operational and financial expertise as an executive of several companies in diverse and various industries, including telecommunications and defense. Mr. LaPenta is the chairman, president and chief executive officer of L-1 Identity Solutions, Inc. (NYSE: ID), a provider of technology solutions for protecting and securing personal identities and assets. From April 2005 to August 2006, Mr. LaPenta served as the chairman and chief executive officer of L-1 Investment Partners, LLC, an investment firm seeking investments in the biometrics area. Mr. LaPenta served as president, chief financial officer and director of L-3 Communications Holdings, Inc. (NYSE: LLL), a company he co-founded, from April 1997 until his retirement from those positions effective April 1, 2005. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a vice president of Lockheed Martin and was vice president and chief financial officer of Lockheed Martin’s C3I and Systems Integration Sector. Prior to Lockheed Martin’s acquisition of Loral in April 1996, Mr. LaPenta was Loral’s senior vice president and controller. Mr. LaPenta previously served in a number of other executive positions with Loral after joining that company in 1972. Mr. LaPenta received a B.B.A. in accounting and an honorary degree in 2000 from Iona College in New York.

Mark A. Leavitt, 52, is being nominated to serve as a member of our Board. Mr. Leavitt will bring significant financial and telecommunications expertise to our Board due to his extensive investment banking experience, primarily with companies in technology, media and communications businesses. Mr. Leavitt joined Piper Jaffray in April 2008 as a managing director and the head of media and telecommunications investment banking and currently heads the firm’s global technology, media and telecommunications group. Prior to Piper, he served as a managing director and head of the media and communications group at Jefferies & Company, Inc. from May 2005 to April 2008. Prior to that, Mr. Leavitt held similar positions with several investment banking firms from 1987 to 2005, including Robertson Stephens and Prudential Securities. Mr. Leavitt also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including telecommunications. Mr. Leavitt holds a B.S. from Trinity College and an M.B.A. from the University of Chicago Graduate School of Business.

Mark H. Rachesky, M.D., 52, has served as a member and Chairman of our Board since August 2004. Dr. Rachesky brings significant corporate finance and business expertise to our Board due to his background as an investor and fund manager. Dr. Rachesky is the co-founder and since 1996 has been president of MHR Fund Management LLC, which is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. Dr. Rachesky also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications, pharmaceuticals and media. Dr. Rachesky serves as a member and chairman of the boards of directors of Loral Space & Communications Inc. (NASDAQ: LORL) and Telesat Canada, and as a member of the boards of directors of Emisphere Technologies, Inc. (NASDAQ: EMIS) and Lions Gate Entertainment Corp. (NYSE: LGF). Dr. Rachesky also serves on the board of directors of NationsHealth, Inc. (formerly NASDAQ: NHRX) and previously served as a director of Neose Technologies, Inc. (formerly NASDAQ: NTEC) and Novadel Pharma, Inc. (OTCBB: NVDL). Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine and an M.B.A. from the Stanford University School of Business.

Michael B. Targoff, 66, has served as a member of our Board since September 1998. Mr. Targoff has significant operational and financial expertise as an investor in and executive of telecommunication companies. Since January 2008, Mr. Targoff has served as president of Loral Space & Communications Inc. (NASDAQ: LORL), having been previously appointed as chief executive officer in March 2006 and vice chairman and a member of the board of directors in November 2005. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company focused on telecommunications and related industry early stage companies. From 1996 to 1998, Mr. Targoff was the president and chief operating officer of Loral Space & Communications Ltd., having previously served as senior vice president and secretary of Loral Corporation. Before joining Loral Corporation in 1981, Mr. Targoff was a partner with the law firm of Willkie Farr & Gallagher LLP. Mr. Targoff also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications. Mr. Targoff serves as a member of the board of directors of ViaSat, Inc. (NASDAQ: VSAT) and chairman of the board of directors of CPI International, Inc. (NASDAQ: CPII). Mr. Targoff also formerly served on the board of directors of Infocrossing, Inc. (formerly NASDAQ: IFOX). Mr. Targoff holds a B.A. from Brown University and a J.D. from the Columbia University School of Law.

Vote Required

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named above. In no event may such shares be voted for the election of more than eight nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

Voting Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF LEAP’S EIGHT NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Leap’s Board held ten meetings, including telephonic meetings, during the 2010 fiscal year. During the past fiscal year, each incumbent director attended at least 75% of the total number of meetings of the Board and meetings of committees of the Board on which he served.

Director Attendance at Annual Meetings of Stockholders

Leap’s policy is to encourage the members of its Board to attend Leap’s annual meetings of stockholders. All of Leap’s directors attended the 2010 annual meeting of stockholders held on May 20, 2010.

Communications with Our Board

Any stockholder may communicate with the Board and its committees by addressing his or her communication to the Board, the independent directors, a committee of the Board, or an individual director by sending a communication addressed to the recipient group or individual at:

Leap Wireless International, Inc.
Attn: Board of Directors
c/o Corporate Secretary
5887 Copley Drive
San Diego, CA 92111

Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Leap or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Director and Nominee Independence

The Board has determined that, except for Mr. Hutcheson, all of its current members and proposed nominees are independent directors as defined by the NASDAQ Stock Market listing standards. Mr. Hutcheson is not considered independent because he is employed by us as our president and CEO.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Chairman is to be selected by our Board in accordance with our Bylaws. The Board considers its leadership structure and the role and responsibilities of its Chairman based upon the needs of the Company, with the objective of providing effective, independent oversight of management. Since 2004, the Board has separated the positions of Chairman and CEO. The Board believes that this leadership structure is appropriate at this time to maximize the effectiveness of its oversight of management and to provide a perspective that is separate and distinct from that of management.

Standing Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  Our Audit Committee currently consists of Mr. Targoff (Chairman), Mr. LaPenta and Mr. Roper. Each member of the Audit Committee is an independent director, as defined by the NASDAQ Stock Market listing standards. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this Committee include:

•	appointment, compensation, retention and oversight of our independent registered public accounting firm and senior internal audit executive;

•	pre-approval of audit and non-audit services to be rendered by our independent registered public accounting firm;

•	review of the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the senior personnel from our independent registered public accounting firm providing audit services to us;

•	meeting with our management, our independent registered public accounting firm and our senior internal audit executive to discuss: (i) the scope of the audit, the procedures to be followed and the staffing of the audit; (ii) each annual audit, major issues regarding accounting principles and financial statement presentations, complex or unusual transactions and other special financial issues; (iii) analyses prepared by management or the independent registered public accounting firm of significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (iv) the effect of recent regulatory and professional accounting pronouncements and off-balance sheet structures on our financial statements;

•	reviewing our financial statements and periodic reports and discussing these statements and reports with our management and our independent registered public accounting firm, and considering whether such statements and reports are complete and consistent with information known to the Audit Committee members;

•	meeting separately with representatives from the independent registered public accounting firm: (i) regarding any problems or difficulties encountered during the course of the audit work; (ii) to discuss the report the independent registered public accounting firm is required to make to the Audit Committee; and (iii) to discuss the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

•	discussing with management the Company’s policies with respect to risk assessment and risk management; and

•	determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year subject to the audit.

Representatives from both our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee held four meetings during the 2010 fiscal year. A copy of the Audit Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Compensation Committee.  Our Compensation Committee currently consists of Mr. Chapple, Dr. Rachesky and Mr. Targoff. All members of the Compensation Committee are independent directors, as defined by the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	reviewing our compensation philosophy and our employee compensation, pension and welfare benefit plans;

•	reviewing and approving corporate goals and objectives relating to the compensation of our CEO, and evaluating the performance of, and determining and approving the compensation of, our CEO;

•	evaluating the performance of our other executive officers, and reviewing and approving, or modifying, the recommendations of our CEO regarding compensation of such executive officers;

•	reviewing and approving any employment contracts and special employment arrangements to be entered into by Leap with any executive officer;

•	granting awards under, and setting and evaluating performance targets under, annual bonus and long-term incentive compensation plans for our executive officers; and

•	reviewing and approving, as well as reviewing and discussing with our management, the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee held four meetings during the 2010 fiscal year. A copy of the Compensation Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. Under the Compensation Committee Charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, and may delegate to one or more officers of Leap any or all of the Committee’s responsibilities to grant awards under Leap’s stock incentive plans to eligible participants (other than to Leap’s executive officers).

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee currently consists of Dr. Rachesky (Chairman), Mr. Kramer and Mr. Targoff. All members of the Nominating and Corporate Governance Committee are independent directors, as defined by the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board;

•	recommending to the Board candidates for nomination for election as directors at each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	recommending the membership of committees of the Board;

•	recommending to the Board candidates for appointment to fill vacancies on our Board;

•	overseeing the annual evaluation of the performance of the Board; and

•	overseeing our corporate governance guidelines.

The Nominating and Corporate Governance Committee held two meetings during the 2010 fiscal year. A copy of the Nominating and Corporate Governance Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following criteria, among others that the committee deems appropriate:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The Nominating and Corporate Governance Committee has no stated minimum criteria for director nominees. In evaluating director nominees, in addition to the criteria described above, the Nominating and Corporate

Governance Committee may consider other factors that it deems to be appropriate and in the best interests of Leap and its stockholders. The Nominating and Corporate Governance Committee considers each nominee in the context of the Board as a whole, with the objective of assembling a group that can best contribute to the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences.

The Nominating and Corporate Governance Committee also believes it is appropriate for at least one, and preferably several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent directors, as defined under the NASDAQ Stock Market listing standards. At this time, the Nominating and Corporate Governance Committee also believes it is appropriate for our president and CEO to serve as a member of our Board.

Process for Identification and Evaluation of Nominees for Director

Nominating and Corporate Governance Committee Process.  The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such a case, the Nominating and Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Nominating and Corporate Governance Committee may also seek input from industry experts or analysts. Once candidates are identified, the Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Nominating and Corporate Governance Committee and certain other of our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board. From time to time, the Nominating and Corporate Governance Committee has also engaged the services of a professional search firm to assist in identifying and recruiting potential candidates.

As indicated above, Leap’s Board has nominated Paula Kruger and Mark A. Leavitt as nominees for election at the Annual Meeting, in addition to six other current members of Leap’s Board. These new nominees were identified, among others, as possible Board candidates based upon recommendations by our professional search firm and our non-employee directors. Consistent with the process outlined above, these candidates were interviewed by members of the Nominating and Corporate Governance Committee and other members of our Board, including our CEO. The Nominating and Corporate Governance Committee then recommended that these candidates be nominated for election at the Annual Meeting, in addition to six other current members of Leap’s Board, which the Board approved.

Recommendations from Stockholders.  The Nominating and Corporate Governance Committee’s policy is to consider and evaluate nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received any director candidate recommendations from our stockholders to date. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Stockholders wishing to recommend a candidate for nomination for election as a director must do so in writing addressed to the Corporate Secretary of Leap. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate as would be required by SEC rules to be included in a proxy statement about the candidate. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual meeting of stockholders, as described below in the section entitled “Stockholder Proposals.” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

Nominations by Stockholders.  Nominations of persons for election to the Board may be made at the Annual Meeting by any stockholder who is entitled to vote at the meeting and who has complied with all of the procedures set forth in Article II, Section 8 of the Amended and Restated Bylaws of Leap. Generally, these procedures require stockholders to give timely notice in writing and in proper form to the Corporate Secretary of Leap. Any such notice must contain the information about both the nominee and the nominating stockholder required by the Amended and Restated Bylaws of Leap, as well as the nominee’s written consent to being named in the proxy and to serving as a director if elected. Stockholders are encouraged to review the Amended and Restated Bylaws of Leap for a complete description of the procedures. Nominations that do not comply with the requirements set forth in the Amended and Restated Bylaws of Leap will not be considered for presentation at the Annual Meeting. You may contact the Corporate Secretary of Leap for a copy of the relevant bylaw provisions regarding the requirements for nominating persons for election to the Board.

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists the Board in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. The Board’s other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of risks we face through reports from our committees and management.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Leap as of the date of this proxy statement (other than Mr. Hutcheson) is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board and until their successors have been duly elected and qualified, unless sooner removed by the Board.

Name	Age	Position

Walter Z. Berger	55	Executive Vice President and Chief Financial Officer
Raymond J. Roman	44	Executive Vice President and Chief Operating Officer
Robert A. Young	60	Executive Vice President, Field Operations
William D. Ingram	54	Senior Vice President, Strategy
Robert J. Irving, Jr.	55	Senior Vice President, General Counsel and Secretary
Jeffrey E. Nachbor	46	Senior Vice President, Financial Operations and Chief Accounting Officer
Leonard C. Stephens	54	Senior Vice President, Human Resources

Walter Z. Berger has served as our executive vice president and CFO since June 2008. From 2006 to 2008, Mr. Berger served in senior management roles at CBS Corporation, including as executive vice president and chief financial officer for CBS Radio, a division of CBS Corporation. Prior to joining CBS Radio, Mr. Berger served as executive vice president and chief financial officer and a director of Emmis Communications from 1999 to 2005. From 1996 to 1997, Mr. Berger served as executive vice president and chief financial officer of LG&E Energy Corporation and in 1997 was promoted to group president of the Energy Marketing Division, where he served until 1999. From 1985 to 1996, Mr. Berger held a number of financial and operating management roles in the manufacturing, service and energy fields. Mr. Berger began his career in audit at Arthur Andersen in 1977. Mr. Berger is a certified public accountant and holds a B.A. in business administration from the University of Massachusetts, Amherst.

Raymond J. Roman has served as our executive vice president and chief operating officer since February 2011. Prior to joining us, Mr. Roman served in senior executive positions at Dell Inc. from 2007 to 2011, first as vice president of global service and operations, software and peripherals for the consumer division and then as vice president of sales, operations and service for the mobility division. Prior to Dell, Mr. Roman served in senior management roles at Motorola, Inc. from 2001 to 2007, including as senior vice president, global sales and operations for mobile devices. From 1989 to 2001, Mr. Roman served in a number of senior operating and finance roles at companies including Ameritech Corporation and Kraft Foods, Inc. Mr. Roman holds a B.S. in finance from the University of Illinois and an M.B.A. from the University of Chicago.

Robert A. Young has served as our executive vice president, field operations since January 2011. Prior to joining us, Mr. Young served in senior management positions from 2001 to 2009 with MetroPCS Communications, Inc., including as executive vice president, market operations and senior vice president, northeast markets. From 2000 to 2001, Mr. Young served in senior management roles with Verizon Wireless, including as president of the Great Lakes region and president of Verizon Wireless Messaging Services. Prior to joining Verizon Wireless, Mr. Young held senior management positions with PrimeCo Personal Communications from 1995 to 2000 and with U.S. West, Inc. from 1991 to 1995. Mr. Young holds a B.S. in business management from Florida State University and an M.S. from the University of Miami.

William D. Ingram has served as our senior vice president, strategy since April 2008, having previously served as our senior vice president, financial operations and strategy from February 2008 to April 2008 and as a consultant to us beginning August 2007. Prior to joining us, Mr. Ingram served as vice president and general manager of AudioCodes, Inc., a telecommunications equipment company from July 2006 to March 2007. Prior to that, Mr. Ingram served as the president and chief executive officer of Nuera Communications, Inc., a provider of VoIP infrastructure solutions, from September 1996 until it was acquired by AudioCodes, Inc. in July 2006. Prior to joining Nuera Communications in 1996, Mr. Ingram served as the chief operating officer of the clarity products division of Pacific Communication Sciences, Inc., a provider of wireless data communications products, as president of Ivie Industries, Inc., a computer security and hardware manufacturer, and as president of KevTon, Inc., an electronics manufacturing company. Mr. Ingram holds an A.B. in economics from Stanford University and an M.B.A. from Harvard Business School.

Robert J. Irving, Jr. has served as our senior vice president, general counsel and secretary since May 2003, having previously served as our vice president, legal from August 2002 to May 2003, and as our senior legal counsel from September 1998 to August 2002. Previously, Mr. Irving served as administrative counsel for Rohr, Inc., a corporation that designed and manufactured aerospace products from 1991 to 1998, and prior to that served as vice president, general counsel and secretary for IRT Corporation, a corporation that designed and manufactured x-ray inspection equipment. Before joining IRT Corporation, Mr. Irving was an attorney at Gibson, Dunn & Crutcher LLP. Mr. Irving was admitted to the California Bar Association in 1982. Mr. Irving holds a B.A. from Stanford University, an M.P.P. from the John F. Kennedy School of Government at Harvard University and a J.D. from Harvard Law School.

Jeffrey E. Nachbor has served as our senior vice president, financial operations and chief accounting officer since May 2008, having previously served as our senior vice president, financial operations since April 2008. From September 2005 to March 2008, Mr. Nachbor served as the senior vice president and corporate controller for H&R Block, Inc. Prior to that, Mr. Nachbor served as senior vice president and chief financial officer of Sharper Image Corporation from February 2005 to August 2005 and served as senior vice president, corporate controller of Staples, Inc. from April 2003 to February 2005. Mr. Nachbor served as vice president of finance of Victoria’s Secret Direct, a division of Limited Brands, Inc., from December 2000 to April 2003, and as vice president of financial planning and analysis for Limited Brands, Inc. from February 2000 to December 2000. Mr. Nachbor is a certified public accountant and holds an M.B.A. in finance and accounting from the University of Kansas and a B.S. in accounting from Old Dominion University.

Leonard C. Stephens has served as our senior vice president, human resources since our formation in June 1998. From December 1995 to September 1998, Mr. Stephens was vice president, human resources operations for Qualcomm Incorporated. Before joining Qualcomm Incorporated, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14-year career. Mr. Stephens holds a B.A. from Howard University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes the principles and objectives of our executive compensation program, how we applied those principles in compensating our named executive officers for 2010 and how our compensation programs drive the Company’s financial and operational performance.

Our named executive officers for 2010 are:

•	S. Douglas Hutcheson, our president and CEO;

•	Walter Z. Berger, our executive vice president and CFO;

•	Jeffrey E. Nachbor, our senior vice president, financial operations and chief accounting officer;

•	William D. Ingram, our senior vice president, strategy; and

•	Albin F. Moschner, our former executive vice president and chief operating officer (who retired in January 2011).

In this CD&A, we first provide an executive summary of our executive compensation program, including compensation earned by our named executive officers for 2010. We then describe the compensation philosophy and the objectives of our executive compensation program and how the Compensation Committee of our Board of Directors oversees our compensation program. We then discuss the compensation determination process and describe how we determine each element of compensation. We believe that our compensation program in 2010 and in prior years demonstrates that we have closely linked pay to performance.

Executive Summary

Overview of Our Executive Compensation Program

Our executive compensation program is designed to attract, motivate and retain talented executives who will drive our financial and operational objectives while creating long-term shareholder value. The Company’s executive compensation philosophy is that executive officers’ pay should be closely aligned to both corporate and individual performance.

Our compensation program is designed to achieve these objectives through a combination of base salary, annual short-term incentive compensation in the form of cash bonuses and long-term incentive compensation, primarily in the form of stock options and restricted stock awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the substantial majority of our named executive officers’ total compensation opportunity, are tied to corporate and individual performance and the performance of our stock. We also provide health, welfare and financial planning benefits to our named executive officers as well as severance, change in control and retention benefits.

The Compensation Committee strives to provide compensation opportunities to our executive officers that are competitive with the market in which Leap competes for executive talent, and it generally reviews the total compensation opportunity provided to our executive officers by reference to and in the context of compensation levels between the 50th and 75th percentile of compensation awarded to executives at comparable telecommunications and technology companies.

2010 Financial and Operational Performance

Compensation amounts earned by our named executive officers in 2010 were influenced by the Company’s financial and operational performance. For the Company, 2010 was a period of continued intense competition within the wireless industry and ongoing transition in our business. The competitive pressures within the wireless telecommunications industry intensified beginning in 2009 due to the attractive growth prospects of the prepaid and pay-in-advance segment in which we operate, with a number of wireless providers offering competitively-priced unlimited prepaid and postpaid service offerings that competed with our Cricket services. In addition, during that year, some of our competitors introduced “all-inclusive” service plans, which were priced to include regulatory fees and taxes. We took actions in 2009 to address the evolving competitive and economic environment, including revising our service plans to provide additional features previously only available in our higher-priced plans. Although these changes were attractive to new and existing customers, they also resulted in lower average revenue per user, or ARPU, a trend which continued into 2010.

During 2010, we continued to take steps to improve our competitive positioning and introduced a number of significant new business and strategic initiatives, particularly in the second half of 2010. These new initiatives — which included launching “all-inclusive” service plans, eliminating certain late fees we previously charged customers and introducing “smartphones” and other new handsets and devices — led to improved financial and operational performance beginning in the second half of 2010, including higher ARPU and lower customer turnover, or churn, and these positive trends continued into 2011. In addition, we continued to work to update and transition a number of significant, internal business systems, including a new customer billing system that we recently launched. Because many of our new initiatives were largely introduced in the second half of 2010, however, they did not significantly impact our full year 2010 financial and operational results, and we did not experience rates of year-over-year customer and financial growth as high as those we experienced in prior years.

Fiscal Year 2010 Results

•	New Customers — We ended 2010 with approximately 5.52 million customers, up 11% from the number of customers we had at the end of 2009.

•	Revenues — We generated total revenues of $2,697 million and service revenues of $2,483 million during fiscal 2010, representing increases of 9% and 11%, respectively, over fiscal 2009.

•	Adjusted OIBDA — We produced $525.3 million of adjusted operating income before depreciation and amortization, or OIBDA, during fiscal 2010, an 8% increase over fiscal 2009. We generated an operating loss of $450.7 million during fiscal 2010, reflecting $477.3 million of non-cash charges recorded in the third quarter, primarily related to impairment of the Company’s goodwill as well as the write-off of certain previously-capitalized network expansion costs relating to network design, site acquisition and capitalized interest. For a definition of adjusted OIBDA and a reconciliation of adjusted OIBDA to operating income (loss), see Appendix A to this proxy statement.

Significant 2010 Business and Strategic Initiatives

•	Nationwide Roaming and Wholesale Agreements — We entered into agreements to provide our customers with unlimited nationwide voice, text and data roaming services, as well as a wholesale agreement to permit us to offer Cricket wireless services outside of our current network footprint. These arrangements enable us to offer enhanced Cricket products and services, continue to strengthen our growing retail presence in our existing markets and further expand our distribution nationwide.

•	Significant New Product and Service Offerings — In the second half of 2010, we significantly revised the features of a number of our Cricket product and service offerings, launching “all-inclusive” rate plans, eliminating certain late fees we previously charged customers and introducing “smartphones” and other new handsets and devices.

•	Management Transition — We began to reshape our management team to strengthen the Company’s performance, facilitate execution of our new initiatives and better meet the needs of our customers, and this transition continued into 2011. In connection with this process, we made changes to our vice president and senior management teams, including hiring two new executive vice presidents. Ray Roman joined us as our executive vice president and chief operating officer, succeeding Al Moschner who retired in January 2011. In addition, Bob Young joined us as our executive vice president, field operations, and oversees three area presidents with responsibility for Cricket’s markets across the country.

•	Completion of Other Strategic and Business Initiatives — We completed a number of other significant new strategic and business initiatives to strengthen our competitive and financial position, including forming a joint venture with Pocket Communications to provide Cricket service in South Texas and acquiring full ownership and control of Cricket markets in greater Chicago, southern Wisconsin and Oregon. We also completed a $1.2 billion offering of senior notes, using the proceeds to repurchase and redeem $1.1 billion of existing senior notes, which reduced our annual interest costs by approximately $10 million and extended the maturity of this indebtedness to 2020. Finally, we announced the launch of Muve Musictm, an innovative unlimited music download service designed specifically for mobile handsets.

2010 Compensation Programs and Decisions

The compensation earned by our named executive officers for 2010 reflected the Compensation Committee’s overall pay philosophy, including its objective to provide competitive compensation opportunities and its emphasis on pay for performance:

•	No Increase to Base Salaries — Based on its review of the compensation levels of officers with similar positions at comparable companies, its assessment of the Company’s financial and operational performance in 2009 and the recommendation of our CEO, the Compensation Committee did not increase 2010 base salaries for any of our executive officers, including for any of our named executive officers. Similarly, none of our executive officers received any increase to their base salary as part of the Compensation Committee’s recent review of executive compensation for 2011.

•	No Annual Cash Bonus Award for CEO and Below-Target Awards for Other Officers — Targeted amounts for 2010 annual cash bonuses were unchanged from the prior year, again based upon the Compensation Committee’s determination that such targets were reasonable and appropriate when compared to target amounts at other companies. Based upon the Company’s financial and operational performance in 2010, our CEO recommended that he not be awarded a cash bonus and he did not receive one. The other named executive officers generally received bonus awards in amounts well below their target bonus levels, except for Mr. Moschner who retired as our executive vice president and chief operating officer in January 2011 and who did not receive a bonus award. Although the new initiatives we introduced in the second half of 2010 have led to improved financial and operational performance, including higher ARPU and lower churn, the Compensation Committee determined that our financial and operational performance for the full year was not sufficient to warrant payment of bonuses based on corporate performance. As a result, bonus amounts awarded to our named executive officers were generally based on their individual accomplishments in 2010, which included implementing the significant business and strategic initiatives discussed above.

•	Long-Term Equity Compensation Tied to Leap Stock Performance — In order to further align employee and stockholder interests and provide additional retentive value, in the first quarter of 2010 the Compensation Committee granted the named executive officers long-term incentive compensation in the form of restricted stock awards. These awards were granted in part because the total compensation opportunity provided to our executive officers was generally below the 50th percentile of total compensation provided by those companies against which we measured our compensation, largely due to the amount and value of long-term incentive compensation awards then held by our executive officers. Approximately 70% of the new restricted stock awards consisted of performance-vested restricted shares, which vest in annual installments over four years; however, each annual vesting occurs only if the average closing price for Leap common stock is at or above the closing price on the date such shares were originally issued ($15.75) for the 30-calendar day period preceding the annual vesting date or for a subsequent 30-day period. This additional stock performance condition represents a departure from the vesting terms generally applicable to prior awards and was intended to tie any future compensation benefit to be received with respect to these awards to the performance of our stock, thus further aligning management’s interests with those of our stockholders.

•	Other Benefits — During 2010, the named executive officers were also eligible to receive other elements of compensation, including health, welfare and financial planning benefits, as described below under “Elements of Executive Compensation — Other Benefits.” In keeping with the Compensation Committee’s philosophy on these other forms of compensation, these arrangements were limited in scope and amount.

We believe that total compensation earned by our named executive officers for 2010 was appropriate when viewed in light of our achievements for the year, as well as their individual contributions.

Compensation Philosophy and Objectives

As described above, our compensation and benefits programs are designed to attract and retain key employees necessary to support our business plans and to create and sustain a competitive advantage for us in the market segment in which we compete. For all of our executive officers, a substantial portion of total compensation is performance-based. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders.

In particular, our fundamental compensation philosophies and objectives for executive officers include the following:

•	Using total compensation to recognize each individual officer’s scope of responsibility within the organization, experience, performance and overall contributions to our company.

•	Providing incentives to accomplish significant strategic, financial and individual performance by linking incentive award opportunities to achievement in these areas.

•	Using external compensation data from similarly-sized telecommunications and technology companies as part of our due diligence in determining base salary, target bonus amounts and long-term incentive compensation for individual officers at Leap.

•	Using long-term equity-based compensation (generally restricted stock and stock options) to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in our long-term success.

Procedures for Determining Compensation Awards

The Compensation Committee

The Compensation Committee has primary authority to determine and recommend the compensation payable to our executive officers. In fulfilling this oversight responsibility, the Compensation Committee annually reviews the performance of our senior executive management team in light of our compensation philosophies and objectives described above. To aid the Compensation Committee in making its compensation determinations, each year our CEO, assisted by our senior vice president, human resources, provides recommendations to the Compensation Committee regarding the compensation of the other executive officers. Our CEO does not participate in deliberations regarding his own compensation.

In addition, the Compensation Committee has retained Mercer (US), Inc., or Mercer, a consulting firm specializing in executive compensation matters, to assist the committee in evaluating our compensation programs, policies and objectives and to provide advice and recommendations on the amount and form of executive and director compensation. Mercer began providing these services to the Compensation Committee in January 2006. Mercer’s fees for providing these services in 2010 were approximately $150,000.

Comparison of Compensation to Market Data

The Compensation Committee strives to provide compensation opportunities to our executive officers that are competitive with the market in which Leap competes for executive talent. To aid the Compensation Committee in its review of our executive compensation programs, management and/or Mercer periodically prepares a comparison of executive compensation levels at similarly-sized telecommunications and technology companies. This comparison typically includes statistical summaries of compensation information derived from a number of large, third-party studies and surveys, which, for purposes of considering 2010 compensation for our executive officers, included the Radford Executive Survey and the Culpepper U.S. Survey. These summaries and databases contain executive compensation information for telecommunications, wireless and other companies, although the surveys do not provide the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. In addition to this third-party survey information, Mercer also presented comparative compensation information for a select number of other telecommunications companies. As part of its review of compensation for 2010, the Compensation Committee reviewed comparative data prepared by Mercer with respect to executive officer compensation provided by the following companies: American Tower, CenturyTel (now CenturyLink), Crown Castle International, Frontier Communications, MetroPCS Communications, NII Holdings, Telephone and Data Systems, Time Warner Telecommunications, U.S. Cellular and Windstream. This peer group represented a select group of companies in the telecommunications industry against which we compete for executive talent, with revenues of between $1 billion and $5 billion and market-capitalization-to-revenue ratios of greater than 0.5. This comparative information, together with the statistical summaries described above, was presented to help the Compensation Committee generally assess comparative compensation levels for positions held by our executive officers. This approach is designed to help us provide executive compensation opportunities that will allow us to remain competitive.

Compensation Determination Process

Based upon the objectives outlined above, our Compensation Committee has historically determined the total compensation opportunity we provide to our executive officers — consisting of base salary, annual performance bonus and long-term incentive awards — with reference to and in the context of compensation levels between the 50th and 75th percentile of compensation awarded to executives with similar positions at comparable companies. Comparative compensation levels, however, are only one of several factors that our Compensation Committee considers in determining compensation levels for our executive officers, and the individual elements of an executive officer’s targeted overall compensation opportunity may be below the 50th percentile, or above the 75th percentile, based on other considerations, including the executive officer’s experience and tenure in his position, as well as his individual performance, leadership and other skills. As a result, although we intend to continue to strive to provide total compensation opportunities that are competitive, the Compensation Committee may determine not to fully adjust the compensation levels of our executive officers to keep pace with a compensation range between the 50th and 75th percentile of the peer companies against which we measure our compensation. The extent to which actual compensation to be received by an executive may materially deviate from the targeted total compensation opportunity will also depend upon Leap’s corporate and operational performance and the individual performance of the relevant officer for the year. This approach is intended to ensure that there is a direct relationship between Leap’s overall financial and operational performance and each individual named executive officer’s total compensation.

In general, we seek to provide executives who have the greatest influence on our financial and operating success with compensation packages in which their long-term incentive awards could provide a significant portion of their total compensation opportunity. This focus on equity awards is intended to provide meaningful compensation opportunities to executives with the greatest potential influence on our financial and operating performance. Thus, we make the most substantial equity awards to our senior executive management team, comprised of our CEO, executive vice presidents and senior vice presidents. In addition, we seek to provide vice presidents and other employees who have significant influence over our operating and financial success with equity incentives that provide high retention value and alignment of these managers’ interests with those of our stockholders. For 2010, a substantial portion of each named executive officer’s potential compensation opportunity was comprised of his annual performance bonus and long-term equity incentive awards. We have not, however, adopted any other formal or informal policies or guidelines for allocating compensation between long-term and short-term incentives, between cash and non-cash compensation, or among different forms of non-cash compensation.

Because the compensation levels of our named executive officers reflect, in part, the compensation levels associated with the varying roles and responsibilities of corporate executives in the marketplace, there were significant differentials between the 2010 compensation awarded to our CEO and to our other named executive officers. The difference in Mr. Hutcheson’s compensation relative to the other named executive officers, however, is not the result of any internal compensation equity standard but rather reflects the Compensation Committee’s review of the compensation of CEOs of other comparable companies as well as its view of the relative importance of Mr. Hutcheson’s leadership.

Elements of Executive Compensation

Leap’s executive officer compensation program is comprised of three primary components: base salary; annual short-term incentive compensation in the form of cash bonuses; and long-term incentive compensation, primarily in the form of stock options and restricted stock awards. We also provide certain additional employee benefits and retirement programs to our executive officers, as well as severance, change in control and retention benefits.

Base Salary

The base salary for each executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining base salaries for our executive officers, the Compensation Committee considers compensation paid to comparable officers at comparable companies. In addition, each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s prior year performance, the officer’s individual performance and the recommendations of our CEO. From time to time, an executive officer’s base salary may also be increased to reflect changes in competitive salaries for such executive’s position based on the compensation data for comparable companies prepared for our Compensation Committee.

The Compensation Committee did not increase 2010 base salaries for any of our executive officers, including for any of our named executive officers. The Compensation Committee made this determination based on its review of the compensation levels of officers with similar positions at comparable companies, consistent with its philosophy that a substantial percentage of total compensation should be performance based, as well as its assessment of the Company’s financial and operational performance in 2009 and the recommendation of our CEO. Our named executive officers’ base salaries for 2010 are set forth in the table below entitled “Summary Compensation.” Similarly, none of our named executive officers received any increase to their base salary as part of the Compensation Committee’s recent review of executive compensation for 2011.

Annual Performance Bonus

We provide an annual cash performance bonus opportunity to our executive officers. The purpose of these bonus awards is to provide an incentive to our executive officers to assist us in achieving our principal financial and operating objectives.

Determination of Target Bonus Amounts

Target and maximum bonus amounts payable to our executive officers are established by the Compensation Committee early in the year, generally as a percentage of each individual executive officer’s base salary. For 2010, the targeted amounts of the bonuses were unchanged from 2009 levels, again based upon the Compensation Committee’s determination that such targets were reasonable and appropriate when compared to target amounts at other companies. The target amounts were set at 100% of base salary for our CEO, 90% for our then-current chief operating officer, or COO, 80% of base salary for our executive vice presidents and 65% of base salary for our senior vice presidents. The actual bonus award payable to the executive officers can range from 0% to 200% of the target bonus amount, based on relative corporate and individual performance, subject to the Compensation Committee’s discretion to increase or decrease such amount. These target and maximum bonus amounts are based, in part, on the Compensation Committee’s review of cash bonus payments made to similarly-situated executives of other comparable and surveyed companies, as described above.

In 2010, for those executive officers who were direct reports of our CEO, 75% of their target bonus was generally based upon our corporate performance and 25% was generally based upon the officer’s individual performance. For other members of senior management, including Mr. Nachbor, 60% of the target bonus was generally based upon our corporate performance (measured for both the first six months and entire year) and 40% was generally based upon the officer’s individual performance.

Determination of Actual Bonus Amounts

As indicated above, an important objective of our compensation program is to provide incentives to our executives to accomplish significant strategic, financial and individual performance. As a result, the actual amount of a bonus earned by an executive officer for a given year depends upon corporate and individual performance. Our corporate performance is generally reviewed by reference to two key performance metrics: (i) a financial measure we call adjusted OIBDA, which we define as operating income (loss) less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense; and (ii) our number of net customer additions. We believe that the achievement of these performance metrics is dependent in many respects upon the efforts and contributions of our named executive officers and their individual performance. When reviewing Leap’s annual corporate performance, the Compensation Committee has the ability to consider any significant investments or special projects undertaken during the year which may not have been reflected in the Company’s financial or operational results.

Individual performance is determined for our CEO and other executive officers based upon the Compensation Committee’s qualitative assessment of their performance for the year. For executive officers other than our CEO, the Compensation Committee also considers ratings assigned to each individual by our CEO in connection with his assessment of such individual’s performance during the year.

2010 Performance Bonus Awards

2010 was a year of significant business transition for the Company during which we introduced a number of significant new business and strategic initiatives, particularly in the second half of 2010, to address the evolving industry and economic landscape and to improve our competitive positioning. Because these new initiatives were being developed throughout the year, specific corporate performance goals were not formally adopted during 2010, and the Compensation Committee considered corporate performance awards for our executive officers for the year based upon its subjective review of our financial and operational results.

Based upon the Company’s 2010 financial and operational results, Mr. Hutcheson recommended that he not be awarded any cash bonus for either corporate or individual performance, and he did not receive one. The other named executive officers generally received bonus awards well below their target bonus levels. Mr. Moschner retired as our executive vice president and chief operating officer in January 2011 and did not receive a bonus award.

None of the named executive officers, except for Mr. Nachbor, received any bonus based upon 2010 corporate performance. Although the new initiatives we introduced in the second half of 2010 have led to improved financial and operational performance, including higher ARPU and lower churn, the Compensation Committee made the subjective determination that our financial and operational performance for the full year was not sufficient to warrant payment of bonuses based on corporate performance. For Mr. Nachbor, consistent with other members of our senior management team who do not report directly to our CEO, corporate performance was also reviewed for the first six months of 2010, and the Compensation Committee awarded him a bonus of $58,487 for the Company’s performance during that period.

With respect to individual performance, the Compensation Committee reviewed the accomplishments of our named executive officers in 2010, which included implementing the significant business and strategic initiatives discussed above. In recognition of the significant efforts required for such initiatives, the Compensation Committee awarded cash bonus awards for 2010 individual contributions as follows: Mr. Berger, $106,000; Mr. Nachbor, $106,186; and Mr. Ingram, $48,746.

Long-Term Incentive Compensation

We generally provide long-term incentive compensation to our executive officers and other selected employees through the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended, or the 2004 Stock Plan. The 2004 Stock Plan was approved and adopted by the Compensation Committee in 2004 pursuant to authority delegated to it by the Board and is generally administered by the Compensation Committee. See “— 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan. In February 2009, we adopted the 2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc., or the 2009 Inducement Plan, which was established to make awards to new employees as an inducement to their commencing employment with us. The 2009 Inducement Plan was approved by the Board and is also administered by the Compensation Committee. See “— 2009 Employment Inducement Equity Incentive Plan” for additional information regarding the 2009 Inducement Plan.

Under these plans, we grant our executive officers and other selected employees non-qualified stock options at an exercise price equal to (or greater than) the fair market value of Leap common stock (as determined under the plans) on the date of grant and restricted stock at a nominal purchase price or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. The size and timing of equity awards is based on a variety of factors, including Leap’s overall performance, the recipient’s individual performance and competitive compensation information, including the value of awards granted to comparable executive officers as set forth in the statistical summaries of compensation data for comparable companies prepared for the Compensation Committee. We believe that the awards under these plans help us to reduce officer and employee turnover and to retain the knowledge and skills of our key employees.

In October 2008, the Compensation Committee adopted guidelines regarding the granting of equity awards to executive officers, employees or consultants. Under these guidelines, equity awards are generally granted and effective, to the extent practicable, on the 14th calendar day of the month following their approval by the Board or Compensation Committee (or if that day is not a day on which Leap common stock is actively traded on an exchange, on the next trading day). In addition, the guidelines provide that any stock options for shares of Leap common stock to be awarded to existing or newly-promoted executive officers and other senior vice presidents are generally to be approved and granted, to the extent practicable, during periods when trading in Leap common stock is permitted under our insider trading policy or are to be approved with the grant contingent upon, subject to and effective two trading days after the release of any applicable, material non-public information.

The Compensation Committee grants awards of stock options and restricted stock to executive officers and other eligible employees when they initially join us. The initial approach of the Compensation Committee, following our adoption of the 2004 Stock Plan, was to grant initial awards which vested in full in three to five years after the date of grant (with no partial time-based vesting for the awards in the interim) but that were subject to accelerated performance-based vesting prior to that time if Leap met certain performance targets. Since mid-2008, the Compensation Committee has granted to executive officers and other eligible employees that join us initial awards that vest over a four year period, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. In addition to the initial stock options and restricted stock awards, the Compensation Committee also makes annual refresher grants of options and/or restricted stock to our executive officers and other eligible employees in order to help us achieve our executive compensation objectives noted above, including the long-term retention of members of our senior management team. These grants generally vest in similar fashion to the initial grants described above.

We do not have any requirements that executive officers hold a specific amount of our common stock or stock options. However, we periodically review executive officer equity-based incentives to ensure that our executives maintain sufficient unvested awards to promote their continued retention.

2010 Long-Term Equity Incentive Awards

As indicated above, the comparative survey data and peer group information presented by Mercer to the Compensation Committee in early 2010 indicated that the amount and value of long-term equity compensation awards then held by our named executive officers was generally below the 50th percentile of total direct compensation provided by those companies against which we measured our compensation, largely due to the amount and value of long-term incentive compensation awards then held by our named executive officers. Due to this disparity, and in order to further align employee and stockholder interests and provide additional retentive value, in March 2010, the Compensation Committee awarded our named executive officers additional long-term incentive compensation, consisting of grants of performance-vested restricted stock and time-vested restricted stock.

The grants of performance-vested restricted stock and time-vested restricted stock were made to our named executive officers pursuant to the 2004 Stock Plan in the amounts set forth in the table under the heading “2010 Grants of Plan-Based Awards.” Approximately 70% of the total number of shares comprising the awards consisted of performance-vested restricted shares. The performance-vested restricted stock awards vest in 20% increments on the first, second and third anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant, subject to a named executive officer’s continued employment with the Company on each vesting date. However, in order for an installment of shares to vest on an anniversary vesting date, the average of the closing prices of the Company’s common stock for the prior 30-calendar day period must be greater than $15.75, the closing price of the Company’s common stock on March 15, 2010 when the award was originally granted; otherwise, the installment of shares will remain unvested until the average of the closing prices of the Company’s common stock for any subsequent 30-calendar day period is greater than such amount. This additional stock performance condition represents a departure from the vesting terms generally applicable to prior awards and was intended to tie any future compensation benefit to be received with respect to these awards to the performance of Leap stock, thus further aligning management’s interests with those of our stockholders. The time-vested restricted stock awards vest in accordance with the standard vesting schedule for refresher grants discussed above.

In addition to the awards of restricted stock, the Compensation Committee also approved agreements with our named executive officers to pay them cash retention awards in the event of a change in control involving the Company. For more information regarding these agreements, see “Severance, Retention and Change-in-Control Arrangements — Cash Retention Agreements.”

Other Benefits

Leap maintains a 401(k) plan for all employees, and provides a 50% match on employees’ contributions, with Leap’s matching funds limited to 6% of an employee’s base salary. Leap’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our aggregate contributions for all employees for the year ended December 31, 2010 were approximately $5,366,500.

Our named executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our named executive officers. In addition, Leap provides our named executive officers with supplemental health insurance coverage with a maximum benefit of $750,000 per year per person, the ability to apply for supplemental, company-paid executive disability insurance that provides a benefit of up to $5,000 per month up to age 65, $750,000 of supplemental, company-paid executive life insurance, and $850,000 of executive accidental death and disability insurance. Leap also provides a tax planning reimbursement benefit with the amount of the annual reimbursement grossed up for applicable taxes. We believe that these additional benefits are reasonable in scope and amount and are typically offered by other companies against which we compete for executive talent. We do not maintain any pension plans or plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Policy on Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to a publicly-held company for compensation in excess of $1.0 million paid to its principal executive officer, or PEO, and its three most highly compensated executive officers (other than the PEO). Certain compensation arrangements are excluded from this limitation, including the payment of certain performance-based compensation awards tied to the attainment of specific goals, as well as the grant of certain stock options. The Compensation Committee believes that it is advisable, to the extent practicable, for Leap to award our executive officers performance-based cash bonus payments and stock options that qualify as “performance-based compensation” under Section 162(m) of the Code. As a result, we adopted the Leap Wireless International, Inc. Executive Incentive Bonus Plan, or the Executive Bonus Plan, which enables us to pay cash bonuses to our executive officers based on Leap’s achievement of certain predetermined corporate performance goals. In addition, the 2004 Stock Plan allows Leap, among other things, to grant options that are exempt from the limits on deductibility under Section 162(m) of the Code. Stockholders approved the Executive Bonus Plan and the 2004 Stock Plan at our 2007 annual meeting of stockholders.

To the extent possible, the Compensation Committee intends to generally administer these plans in the manner required to make future payments under the Executive Bonus Plan and to grant options under the 2004 Stock Plan that constitute qualified performance-based compensation under Section 162(m). As indicated above, 2010 was a year of significant business transition for the Company during which we introduced a number of significant new business and strategic initiatives, particularly in the second half of 2010, to address the evolving industry and economic landscape and to improve our competitive positioning. Because these new initiatives were being developed throughout the year, specific corporate performance goals were not formally adopted during 2010, and the Compensation Committee considered corporate performance awards for our executive officers for the year based upon its subjective review of our financial and operational results. Although the Compensation Committee determined to award annual performance bonuses to certain named executive officers due to their individual performance during 2010, these bonus amounts will not qualify as performance-based compensation under Section 162(m). The Board and Compensation Committee will continue to retain the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

Risk Assessment of Compensation Program

In early 2011, management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance and retention arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

Summary Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2010, 2009 and 2008 earned by or paid to our CEO, our CFO and our three next most highly compensated executive officers as of the end of fiscal 2010. We refer to these officers collectively as our named executive officers for 2010.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Awards(5)	Compensation(6)	Total

S. Douglas Hutcheson	2010	$750,000	—	—	$2,205,000	—	$71,292	$3,026,292
President, CEO and	2009	$743,699	$355,000	—	$1,648,500	—	$63,016	$2,810,215
Director	2008	$647,609	$332,960	$412,850	$2,451,495	$2,410,240	$29,666	$6,284,820
Walter Z. Berger(7)	2010	$530,000	$156,000	—	$945,000	—	$48,447	$1,679,447
Executive Vice President and	2009	$530,000	$270,000	—	—	—	$60,449	$860,449
CFO	2008	$278,795	$174,145	$141,800	$2,255,846	$2,555,490	$6,252	$5,412,328
Jeffrey E. Nachbor(8)	2010	$327,264	$230,857	$58,487	$315,000	—	$47,469	$979,077
Senior Vice President,	2009	$327,122	$50,000	$122,318	—	—	$50,175	$549,615
Financial Operations and Chief Accounting Officer	2008	$226,434	$161,421	$149,539	$1,081,598	$2,532,354	$19,194	$4,170,540
William D. Ingram(9)	2010	$299,974	$73,746	—	$472,500	—	$29,498	$875,718
Senior Vice President,	2009	$299,974	$130,000	—	$329,700	—	$17,303	$776,977
Strategy	2008	$299,507	$94,885	$124,360	$561,599	—	$9,948	$1,090,299
Albin F. Moschner(10)	2010	$500,000	$30,000	—	$945,000	—	$26,409	$1,501,409
Former Executive Vice	2009	$500,000	$220,000	—	$824,250	—	$35,328	$1,579,578
President and COO	2008	$444,022	$148,600	$242,500	$2,196,595	$916,660	$40,626	$3,989,003

(1)	Represents base salary rate for the applicable year, prorated for any approved changes in base salary during the applicable year. Previously reported base salary amounts for 2009 and 2008 have been conformed to reflect this method of presentation.

(2)	Except as otherwise indicated in the footnotes below, represents aggregate cash bonuses awarded to our named executive officers in recognition of their individual performance for the applicable year.

(3)	Represents aggregate cash bonuses awarded to our named executive officers in recognition of our corporate performance for the applicable year.

(4)	Represents full grant date fair value for 2010, 2009 or 2008 of restricted stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 12 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	Represents full grant date fair value for 2010, 2009 or 2008 of options to purchase Leap common stock granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 12 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(6)	Includes the other compensation set forth in the table below:

		Matching	Executive	Financial	Housing and	Sick
		401(k)	Benefits	Planning	Other Living	Leave/Vacation	Total Other
Name	Year	Contributions	Payments	Services	Expenses	Payout	Compensation

S. Douglas Hutcheson	2010	$8,250	$9,541	$30,424	—	$23,077	$71,292
	2009	$7,350	$17,860	$11,845	—	$25,961	$63,016
	2008	$6,900	$10,266	—	—	$12,500	$29,666
Walter Z. Berger	2010	$8,250	$30,005	—	—	$10,192	$48,447
	2009	$4,491	$8,978	$36,788	—	$10,192	$60,449
	2008	$851	$300	—	—	$5,101	$6,252
Jeffrey E. Nachbor	2010	$8,250	$6,719	$23,689	—	$8,811	$47,469
	2009	$7,350	$9,838	$25,435	—	$7,552	$50,175
	2008	—	$836	$14,267	—	$4,091	$19,194
William D. Ingram	2010	$4,984	$9,010	$9,735	—	$5,769	$29,498
	2009	$5,020	$3,043	$4,625	—	$4,615	$17,303
	2008	$4,750	$540	—	—	$4,658	$9,948
Albin F. Moschner	2010	$8,250	$4,210	—	$4,334	$9,615	$26,409
	2009	$7,350	$7,971	—	$10,392	$9,615	$35,328
	2008	$6,899	$12,606	—	$11,506	$9,615	$40,626

The Company’s policy is for its employees to use commercial airline travel to the greatest possible extent. To the extent that an employee’s spouse were to accompany him or her on any flight, the employee would pay for the costs of any such companion travel. In certain limited instances, circumstances have required the Company’s officers to use chartered airline travel. Mr. Hutcheson’s spouse accompanied him on one chartered business flight in 2008 and Mr. Moschner’s spouse accompanied him on one chartered business flight in 2009. Because the flights were directly related to the performance of their duties and their spouses used unoccupied seats on the flights, we did not incur any incremental cost in connection with their travel and did not report any compensation related to the flights.

(7)	Mr. Berger joined us as our executive vice president and CFO in June 2008 and his compensation for 2008 is for the partial year. His bonus amount for 2008 includes a $103,545 sign-on and relocation bonus paid in connection with his joining us. In addition, his bonus amounts for 2009 and 2010 each include a $50,000 retention bonus we agreed to pay him upon the completion of each of his first, second and third years of employment.

(8)	Mr. Nachbor joined us as our senior vice president, financial operations in April 2008 and his compensation for 2008 is for the partial year. His bonus amounts for 2009 and 2010 each include a $50,000 retention bonus we agreed to pay him upon the completion of each of his first, second and third years of employment. In addition, his bonus amount for 2010 includes a $63,171 relocation bonus.

(9)	Mr. Ingram joined us as our senior vice president, financial operations and strategy in February 2008 and was later appointed senior vice president, strategy in April 2008. Prior to joining us as an employee, he served as a consultant to us beginning August 2007 and his base salary for 2008 reflects compensation that he received as a consultant in January and February 2008. Mr. Ingram’s bonus amount for 2008 includes a $25,000 sign-on bonus paid in connection with his joining us as an employee. His bonus amounts for 2009 and 2010 each include a $25,000 retention bonus we agreed to pay him upon the completion of each of his first, second and third years of employment.

(10)	Mr. Moschner retired as our executive vice president and chief operating officer, effective January 31, 2011. His bonus amount for 2010 represents a discretionary bonus paid to him in February 2010.

2010 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the restricted stock awards made during the fiscal year ended December 31, 2010 to the named executive officers under the 2004 Stock Plan. We did not grant any options to purchase shares of our common stock to our named executive officers during the fiscal year ended December 31, 2010.

			Stock	Grant Date
			Awards:	Fair Value
			Number of	of Stock
			Shares of	and Option
	Grant	Approval	Stock	Awards
Name	Date	Date(1)	(#)(2)	(3)

S. Douglas Hutcheson	3/15/10	3/4/10	100,000	$1,575,000
Performance-vested restricted stock	3/15/10	3/4/10	40,000	$630,000
Time-vested restricted stock
Walter Z. Berger	3/15/10	3/4/10	40,000	$630,000
Performance-vested restricted stock	3/15/10	3/4/10	20,000	$315,000
Time-vested restricted stock
Jeffrey E. Nachbor	3/15/10	3/3/10	20,000	$315,000
Time-vested restricted stock
William D. Ingram	3/15/10	3/4/10	20,000	$315,000
Performance-vested restricted stock	3/15/10	3/4/10	10,000	$157,500
Time-vested restricted stock
Albin F. Moschner	3/15/10	3/4/10	40,000	$630,000
Performance-vested restricted stock	3/15/10	3/4/10	20,000	$315,000
Time-vested restricted stock

(1)	The grants of restricted stock were approved by the Compensation Committee on the dates indicated above and were granted on March 15, 2010 pursuant to our equity grant guidelines.

(2)	The performance-vested restricted stock awards vest in 20% increments on the first, second and third anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant. However, in order for an installment of shares to vest on the dates described above, the average of the closing prices of the Company’s common stock for the prior 30-calendar day period must be greater than $15.75, the closing price of the Company’s common stock on March 15, 2010 when the award was originally granted; otherwise, the installment of shares will remain unvested until the average of the closing prices of the Company’s common stock for any subsequent 30-calendar day period is greater than such amount.

The time-vested restricted stock vests as follows: 25% of the award vests on the second and third anniversaries of the date of grant and 50% of the award vests on the fourth anniversary of the date of grant.

Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 12 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the tables entitled “Summary Compensation” and “2010 Grants of Plan-Based Awards” was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson

Effective as of February 25, 2005, Cricket and Leap entered into an Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson in connection with his appointment as our CEO. The Amended and Restated Executive Employment Agreement amends, restates and supersedes the Executive Employment Agreement dated January 10, 2005, as amended, among Mr. Hutcheson, Cricket and Leap. The Amended and Restated Executive Employment Agreement was amended as of June 17, 2005, February 17, 2006 and December 31, 2008. As amended, the agreement is referred to in this proxy statement as the Executive Employment Agreement.

Under the Executive Employment Agreement, Mr. Hutcheson is entitled to receive an annual base salary, subject to adjustment pursuant to periodic reviews by our Board, and an opportunity to earn an annual performance bonus. Mr. Hutcheson’s annual base salary is currently $750,000. His annual target performance bonus is equal to 100% of his base salary, and the amount of any annual performance bonus is determined in accordance with Cricket’s prevailing annual performance bonus practices that are generally used to determine annual performance bonuses for Cricket’s senior executives. In addition, the Executive Employment Agreement specifies that Mr. Hutcheson is entitled to participate in all insurance and benefit plans generally available to Cricket’s executive officers.

Under the terms of the Executive Employment Agreement, if Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket other than for cause or if he resigned with good reason, he would be entitled to receive: (1) any unpaid portion of his salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to two times the sum of his then-current annual base salary plus his target performance bonus; and (3) if he elected to receive continued health coverage under COBRA, the premiums for such coverage paid by Cricket for a period of 24 months (or, if earlier, until he was eligible for comparable coverage with a subsequent employer). Mr. Hutcheson would be required to execute a general release as a condition to his receipt of any of these severance benefits.

The Executive Employment Agreement also provides that if Mr. Hutcheson’s employment were terminated by reason of his discharge other than for cause or his resignation with good reason, in each case within one year of a change in control of Leap, and he was subject to excise tax pursuant to Section 4999 of the Code as a result of any payments to him, then Cricket would pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. This gross-up payment may not exceed $1.0 million and, if Mr. Hutcheson’s employment were terminated by reason of his resignation for good reason, such payment would be conditioned on Mr. Hutcheson’s agreement to provide consulting services to Cricket or Leap for up to three days per month for up to a one-year period for a fee of $1,500 per day.

If Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket for cause or if he resigned without good reason, he would be entitled only to his accrued base salary through the date of termination. If Mr. Hutcheson’s employment were terminated as a result of his death or disability, he would be entitled only to his accrued base salary through the date of death or termination, as applicable, and his pro rata share of his target performance bonus for the year in which his death or termination occurs.

2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan

Under the 2004 Stock Plan, Leap grants executive officers and other selected employees non-qualified stock options at an exercise price equal to the fair market value of Leap common stock (as determined under the 2004 Stock Plan) on the date of grant and restricted stock at a purchase price equal to par value or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. The 2004 Stock Plan was adopted by the Compensation Committee of our Board, acting pursuant to a delegation of authority, following our emergence from bankruptcy, as contemplated by Section 5.07 of our plan of reorganization. The 2004 Stock Plan allows Leap to grant options under the 2004 Stock Plan that constitute “qualified performance-based compensation” exempt from the limits on deductibility under Section 162(m) of the Code and also allows Leap to grant incentive stock options within the meaning of Section 422 of the Code. The 2004 Stock Plan will be in effect until December 2014, unless our Board terminates the 2004 Stock Plan at an earlier date.

As of May 31, 2011, the aggregate number of shares of common stock subject to awards granted or available for grant under the 2004 Stock Plan was 9,300,000. As of May 31, 2011, stock options and restricted stock awards for an aggregate of 5,932,004 shares were outstanding under the 2004 Stock Plan, and 1,006,025 shares (plus any shares that might in the future be returned to the 2004 Stock Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants. That number may be adjusted for changes in Leap’s capitalization and certain corporate transactions, as described below. To the extent that an award expires, terminates or is cancelled without having been exercised in full, any unexercised shares subject to the award will be available for future grant or sale under the 2004 Stock Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2004 Stock Plan may again be optioned, granted or awarded under the 2004 Stock Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the 2004 Stock Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the 2004 Stock Plan. The maximum number of shares that may be subject to awards granted under the 2004 Stock Plan to any individual in any calendar year may not exceed 1,500,000.

The 2004 Stock Plan is generally administered by the Compensation Committee of our Board of Directors. However, the Board determines the terms and conditions of, and interprets and administers, the 2004 Stock Plan for awards granted to our non-employee directors. As appropriate, administration of the 2004 Stock Plan may be revested in our Board. In addition, for administrative convenience, the Board may determine to grant to one or more members of the Board or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

The 2004 Stock Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock and deferred stock units. As of December 31, 2010, outstanding equity awards were held by approximately 320 of our approximately 4,400 employees and our seven non-employee directors.

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the 2004 Stock Plan), the Board or Compensation Committee will make appropriate adjustments to awards under the 2004 Stock Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. We will give award holders 20 days’ prior written notice of certain changes in control or other corporate transactions or events (or such lesser notice as is determined appropriate or administratively practicable under the circumstances) and of any actions the Board or Compensation Committee intends to take with respect to outstanding awards in connection with such change in control, transaction or event. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events (and such exercise may be conditioned on the closing of such transactions or events).

2009 Employment Inducement Equity Incentive Plan

In February 2009, we adopted the 2009 Inducement Plan. The 2009 Inducement Plan was adopted without stockholder approval as permitted under the rules and regulations of the NASDAQ Stock Market. The 2009 Inducement Plan currently authorizes the issuance of up to 400,000 shares of common stock and provides for awards consisting of stock options, restricted stock and deferred stock units, or any combination thereof. As of May, 31, 2011, stock options and restricted stock awards for an aggregate of 388,625 shares were outstanding under the 2009 Inducement Plan, and 2,675 shares (plus any shares that might in the future be returned to the 2009 Inducement Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants.

Awards under the 2009 Inducement Plan may only be made to our new employees or new employees of one of our subsidiaries (or following a bona fide period of non-employment) in connection with that employee’s commencement of employment with us or one of our subsidiaries if such grant is an inducement material to that employee’s entering into employment with us or one of our subsidiaries.

The 2009 Inducement Plan is administered by the Compensation Committee of Leap’s Board. The change-in-control provisions applicable under the 2009 Inducement Plan are generally consistent with the change-in-control provisions applicable to the 2004 Stock Plan described above. However, under the 2009 Inducement Plan, in the event of a change in control or certain other corporate transactions or events, for reasons of administrative convenience, we, in our sole discretion, may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction. The 2009 Inducement Plan will be in effect until February 2019, unless Leap’s Board terminates the 2009 Inducement Plan at an earlier date. Leap’s Board may terminate the 2009 Inducement Plan at any time with respect to any shares not then subject to an award under the 2009 Inducement Plan.

The Leap Wireless International, Inc. Executive Incentive Bonus Plan

The Executive Bonus Plan is a bonus plan for our executive officers and other eligible members of management which provides for the payment of cash bonuses based on Leap’s achievement of certain predetermined corporate performance goals. The Executive Bonus Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board to establish periodic bonus programs based on specified performance objectives. The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. Leap may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.

The Executive Bonus Plan is administered by the Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. In March 2007, the Board established the Plan Committee, consisting of Dr. Rachesky and Mr. Targoff, to conduct the general administration of the Executive Bonus Plan. The Executive Bonus Plan was approved by Leap’s stockholders in May 2007 at the 2007 annual meeting of stockholders.

Under the Executive Bonus Plan, an eligible participant will be eligible to receive awards based upon Leap’s performance against the targeted performance objectives established by the Plan Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award to be determined by the Plan Committee, which bonus amount may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period. Participation in the Executive Bonus Plan is limited to those senior vice presidents or more senior officers of Leap or any subsidiary who are selected by the Plan Committee to receive a bonus award under the Executive Bonus Plan.

For each performance period with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Plan Committee to receive a bonus award, the Plan Committee establishes in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the business criteria set forth in the plan, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group. The performance objectives (including any adjustments) must be established in writing by the Plan Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. Performance periods under the Executive Bonus Plan will be specified by the Plan Committee and may be a fiscal year of Leap or one or more fiscal quarters during a fiscal year.

The Plan Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Plan Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period.

The maximum aggregate amount of all bonus awards granted to any eligible participant under the Executive Bonus Plan for any fiscal year is $1,500,000. The Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to those persons who are eligible for bonus awards under the Executive Bonus Plan and does not limit the Compensation Committee from making additional discretionary incentive awards. The Plan Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the Executive Bonus Plan.

If an eligible participant’s employment with Leap or a subsidiary is terminated, including by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Plan Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.

The Plan Committee or the Board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) of the Code or other requirements.

Employee Stock Purchase Plan

In September 2005, Leap commenced an Employee Stock Purchase Plan, or the ESP Plan, which allows eligible employees to purchase shares of Leap common stock during a specified offering period. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan. The aggregate number of shares that may be sold pursuant to options granted under the ESP Plan is subject to adjustment for changes in Leap’s capitalization and certain corporate transactions. The ESP Plan is a compensatory plan under FASB ASC Topic 718, Stock Compensation and is administered by the Compensation Committee of the Board. The ESP Plan will be in effect until May 25, 2015, unless the Board terminates the ESP Plan at an earlier date.

Our employees and the employees of our designated subsidiary corporations that customarily work more than 20 hours per week and more than five months per calendar year are eligible to participate in the ESP Plan as of the first day of the first offering period after they become eligible to participate in the ESP Plan. However, no employee is eligible to participate in the ESP Plan if, immediately after becoming eligible to participate, such employee would own or be treated as owning stock (including stock such employee may purchase under options granted under the ESP Plan) representing 5% or more of the total combined voting power or value of all classes of Leap’s stock or the stock of any of its subsidiary corporations.

Under the ESP Plan, shares of Leap common stock are offered during six-month offering periods commencing on each January 1st and July 1st. On the first day of an offering period, an eligible employee is granted a nontransferable option to purchase shares of Leap common stock on the last day of the offering period.

An eligible employee can participate in the ESP Plan through payroll deductions. An employee may elect payroll deductions in any whole percentage (up to 15%) of base compensation, and may decrease or suspend his or her payroll deductions during the offering period. The employee’s cumulative payroll deductions (without interest) can be used to purchase shares of Leap common stock on the last day of the offering period, unless the employee elects to withdraw his or her payroll deductions prior to the end of the period. An employee’s cumulative payroll deductions for an offering period may not exceed $5,000.

The per share purchase price of shares of Leap common stock purchased on the last day of an offering period is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. An employee may purchase no more than 250 shares of Leap common stock during any offering period. Also, an employee may not purchase shares of Leap common stock during a calendar year with a total fair market value of more than $25,000.

In the event of certain changes in Leap’s capitalization or certain corporate transactions involving Leap, the Compensation Committee will make appropriate adjustments to the number of shares that may be sold pursuant to options granted under the ESP Plan and options outstanding under the ESP Plan. The Compensation Committee is authorized to provide for the termination, cash-out, assumption, substitution or accelerated exercise of such options.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares or Units		of Shares or
	Underlying			Option	Option	of Stock That		Units of Stock
	Unexercised Options (#)			Exercise	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable(1)		Price	Date	Vested (#)(1)		Not Vested(2)

S. Douglas Hutcheson	68,085	—		$26.55	01/05/2015	37,500		$459,750
	75,901	—		$26.35	02/24/2015	50,000		$613,000
	116,000	—		$60.62	12/20/2016	40,000		$490,400
	50,000	50,000		$51.50	03/25/2018	100,000	(3)	$1,226,000
Walter Z. Berger	25,000	75,000	(4)	$50.13	06/23/2018	38,750	(4)	$475,075
	—	—		—	—	20,000		$245,200
	—	—		—	—	40,000	(3)	$490,400
Jeffrey E. Nachbor	11,730	73,270	(5)	$54.08	05/12/2018	17,240	(5)	$211,362
	—	—		—	—	20,000		$245,200
William D. Ingram	8,970	56,030	(5)	$79.00	09/19/2017	12,930	(5)	$158,522
	11,250	3,750		$51.51	12/22/2017	3,750		$45,975
	—	—		—	—	11,250		$137,925
	—	—		—	—	10,000		$122,600
	—	—		—	—	10,000		$122,600
	—	—		—	—	20,000	(3)	$245,200
Albin F. Moschner	120,160	—		$26.55	01/31/2015	22,500		$275,850
	40,000	—		$34.37	10/26/2015	15,000		$183,900
	30,000	—		$60.62	12/20/2016	25,000		$306,500
	9,000	9,000		$51.51	02/29/2018	20,000		$245,200
	12,500	12,500		$45.69	08/06/2018	40,000	(3)	$490,400

(1)	Except as otherwise set forth in the table, represents our standard form of stock option or restricted stock award for new hires and for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. For each restricted stock award, 25% of the award vests on the second and third anniversary of the date of grant and 50% of the award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(2)	Computed by multiplying the closing market price of Leap common stock on December 31, 2010 ($12.26) by the number of shares subject to such stock award.

(3)	The performance-vested restricted stock awards vest in 20% increments on the first, second and third anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant. However, in order for an installment of shares to vest on the dates described above, the average of the closing prices of the Company’s common stock for the prior 30-calendar day period must be greater than $15.75, the closing price of the Company’s common stock on March 15, 2010 when the award was originally granted; otherwise, the installment of shares will remain unvested until the average of the closing prices of the Company’s common stock for any subsequent 30-calendar day period is greater than such amount. On May 12, 2011, the initial 20% installment of the shares vested. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within

90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(4)	50,000 of the stock options granted vest in four equal annual installments on each of the first four anniversaries of the date of grant, and the remaining 50,000 options vest in two equal annual installments, with 50% of the options vesting on the third anniversary of the date of grant and 50% of the options vesting on the fourth anniversary of the date of grant. With respect to the restricted stock award, 25,000 of the shares vest over a four-year period, with 25% of the award vesting on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. For the remaining 20,000 shares subject to the restricted stock award, 50% of the shares vest on the third and fourth anniversaries of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of Mr. Berger’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(5)	Represents our standard form of stock option or restricted stock award for new equity grants to new hires between January 2007 and May 2008. The award vests on the fifth anniversary of the date of grant, subject to performance-based accelerated vesting in increments ranging from 10% to 30% of the applicable award per year if Leap met certain performance targets for our adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA and net customer additions for fiscal 2008, 2009 and 2010.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2008, approximately 13.8% of the shares underlying the applicable awards vested on an accelerated basis. For 2008, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (a) approximately $425 million of adjusted EBITDA; and (ii) 986,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 94% of the adjusted EBITDA target; and (b) approximately 90% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2009, there was no additional accelerated vesting for any portion of our stock options and restricted stock. For fiscal 2009, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (a) approximately $680 million of adjusted EBITDA; and (ii) 2,316,600 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 80% of the adjusted EBITDA target; and (b) approximately 92% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2010, there was no additional accelerated vesting for any portion of our stock options and restricted stock. For fiscal 2010, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (a) approximately $1,447 million of adjusted EBITDA; and (ii) 1,466,400 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 85% of the adjusted EBITDA target; and (b) approximately 91% of the net customer additions target.

The award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

2010 Stock Vested

The following table provides information on awards of restricted stock held by our named executive officers that vested during the fiscal year ended December 31, 2010. None of our named executive officers exercised any options to purchase shares of our common stock during the fiscal year ended December 31, 2010.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting(1)

S. Douglas Hutcheson	25,000	$357,373
Walter Z. Berger	6,250	$89,437
Jeffrey E. Nachbor	—	—
William D. Ingram	5,625	$77,118
Albin F. Moschner	29,500	$351,392

(1)	The value realized upon vesting of a restricted stock award is calculated based on the number of shares vesting multiplied by the difference between the fair market value per share of our common stock on the vesting date less the purchase price per share.

Severance, Retention and Change-in-Control Arrangements

We have entered into arrangements with our executives whereby they may receive certain additional benefits in the event that their employment with us were to terminate or in connection with the occurrence of a change in control.

Under our severance arrangements, as described further below, we have agreed to provide our executives with certain benefits in the event that their employment were involuntarily or constructively terminated. These severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that it is important that we provide reasonable severance benefits to our executive officers because it may be difficult for them to find comparable employment within a short period of time following certain qualifying terminations.

We have also entered into retention arrangements with our executives, as described further below, whereby they may receive certain benefits in connection with the occurrence of a change in control. Under the retention arrangements we have entered into, our executives may receive cash awards in the event that a change in control of our company were to occur on or before March 2012. In addition, all or portions of the stock option and restricted stock awards held by our executives may vest on an accelerated basis in connection with the occurrence of a change in control. We provide these change-in-control arrangements as a means of reinforcing and encouraging the continued attention and dedication of senior management during periods of uncertainty or speculation. We also believe that these benefits help encourage senior management to pursue potential change-in-control transactions that may be in the best interests of Leap’s stockholders.

We extend these severance, continuity and change-in-control benefits to senior management because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These arrangements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to remain with us. These arrangements form an integral part of the total compensation that we provide to these individuals and are considered by the Compensation Committee when determining executive officer compensation. The decision to offer these benefits, however, did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Severance Arrangements

The terms of our severance arrangement with our CEO, S. Douglas Hutcheson, are set forth in his employment agreement and described above in “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson.”

With respect to our other members of senior management, Cricket and Leap has entered into Severance Benefits Agreements with our executive vice presidents and senior vice presidents. The terms of the Severance Benefit Agreements automatically extend for a one-year period each December 31, unless notice of termination is provided to the executive no later than January 1st of the preceding year. Under the agreements, in the event that the executive were to be terminated other than for cause or if he or she were to resign with good reason, he or she would be entitled to receive severance benefits consisting of the following: (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to his or her then current annual base salary and target bonus, multiplied by 1.5 for executive vice presidents and senior vice presidents who are executive officers; and (3) the cost of continuation health coverage (COBRA) for a period of 18 months for executive vice presidents and senior vice presidents who are executive officers (or, if shorter, until the time when the respective officer is eligible for comparable coverage with a subsequent employer). In consideration for these benefits, the officers would provide a general release to Leap and its operating subsidiary, Cricket, prior to receiving severance benefits, and would agree not to solicit any of our employees and would maintain the confidentiality of our information for three years following their respective termination dates.

For purposes of the Severance Benefit Agreements, “cause” is generally defined to include: (i) the officer’s willful neglect of or willful failure substantially to perform his or her duties with Cricket (or its parent or subsidiaries), after written notice and the officer’s failure to cure; (ii) the officer’s willful neglect of or willful failure substantially to perform the lawful and reasonable directions of the board of directors of Cricket (or of any parent or subsidiary of Cricket which employs the officer or for which the officer serves as an officer) or of the individual to whom the officer reports, after written notice and the officer’s failure to cure; (iii) the officer’s commission of an act of fraud, embezzlement or dishonesty upon Cricket (or its parent or subsidiaries); (iv) the officer’s material breach of his or her confidentiality and inventions assignment agreement or any other agreement between the officer and Cricket (or its parent or subsidiaries), after written notice and the executive’s failure to cure; (v) the officer’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or other illegal conduct that is likely to inflict or has inflicted material injury on the business of Cricket (or its parent or subsidiaries); or (vi) the officer’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or its parent or subsidiaries). For purposes of the Severance Benefit Agreements, “good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured within thirty days after Cricket’s receipt of written notice of such circumstance from the officer: (i) a material diminution in the officer’s authority, duties or responsibilities with Cricket (or its parent or subsidiaries), including the continuous assignment to the officer of any duties materially inconsistent with his or her position, a material negative change in the nature or status of his or her responsibilities or the conditions of his or her employment with Cricket (or its parent or subsidiaries); (ii) a material diminution in the officer’s annualized cash and benefits compensation opportunity, including base compensation, annual target bonus opportunity and aggregate employee benefits; (iii) a material change in the geographic location at which the officer must perform his or her duties, including any involuntary relocation of Cricket’s offices (or its parent’s or subsidiaries’ offices) at which the officer is principally employed to a location that is more than 60 miles from such location; or (iv) any other action or inaction that constitutes a material breach by Cricket (or its parent or subsidiaries) of its obligations to the officer under his or her Severance Benefit Agreement.

Cash Retention Arrangements

In March 2010, we entered into retention arrangements with members of senior management, including our named executive officers. In light of the significant public speculation regarding the competitive and strategic landscape in the wireless industry in early 2010, the Compensation Committee determined that it was important to provide senior management with sufficient, future incentives to remain with the Company for a period of time following any change in control to help ensure any orderly transition. The retention awards would be paid only if a change in control occurred before March 8, 2012 and the Board approved the payments, after which one-third of the award would be paid in cash upon the closing of any such change in control and the remaining two-thirds would be paid at the six month anniversary of the closing. If these conditions were satisfied, cash awards would be made to our named executive officers in the following amounts: Mr. Hutcheson, $1,125,000; Mr. Berger, $750,000; Mr. Nachbor, $327,000; and Mr. Ingram, $450,000. Mr. Moscher retired as our executive vice president and COO in January 2011 and is no longer eligible to receive a retention award. By tying payment of the awards to the consummation of a change of control and requiring approval of our Board, the Compensation Committee intended that the value of any future award would depend upon the closing of a transaction in which our stockholders receive value, thus further aligning management’s interests with those of our stockholders.

In order to be eligible to receive a cash award, an executive must continue to be employed by us on the date of each such payment (subject to the accelerated payment provisions described below). If an executive’s employment were terminated by us other than for cause or by the executive for good reason within 90 days prior to or six months following a change in control, or if he or she dies or becomes permanently disabled following a change in control, then any unpaid portion of the award would be paid to the executive upon the executive’s termination of employment or, if later, within ten days following the change in control. The terms “cause” and “good reason” are defined in the retention agreements and are substantially similar to the definitions of such terms found in the Severance Benefit Agreements, as described above. The term “change in control” generally has the meaning given to such term under the 2004 Stock Plan.

Change-in-Control Vesting of Stock Options and Restricted Stock

The stock option and restricted stock awards granted to our named executive officers will become exercisable and/or vested on an accelerated basis in connection with certain changes in control. The period over which the award vests or becomes exercisable after a change in control varies depending upon the date that the award was granted and the date of the change in control.

Under the forms of stock option and restricted stock award agreements for new equity grants to new hires that we used between October 2005 and May 2008, which generally provide for five-year cliff vesting with possible accelerated vesting based on achievement of adjusted EBITDA and net customer additions performance objectives, in the event of a change in control, one-third of the unvested portion of such award would vest and/or become exercisable on the date of the change in control. In the event the named executive officer were providing services to us as an employee, director or consultant on the first anniversary of the change in control, an additional one-third of the unvested portion of such award (measured as of immediately prior to the change in control) would vest and/or become exercisable on such date. In the event that a named executive officer were providing services to us as an employee, director or consultant on the second anniversary of the change in control, the entire remaining unvested portion of such award would vest and/or become exercisable on such date.

In the case of all of our outstanding stock option and restricted stock award agreements, in the event a named executive officer’s employment were terminated by us other than for cause, or if the named executive officer resigned with good reason, during the period commencing 90 days prior to a change in control and ending 12 months after such change in control, each stock option and restricted stock award would automatically accelerate and become exercisable and/or vested as to any remaining unvested shares subject to such stock option or restricted stock award on the later of (i) the date of termination of employment or (ii) the date of the change in control. Under the forms of stock option and restricted stock award agreements that we have generally used for refresher grants since December 2007, this is the only means by which the underlying awards would vest or become exercisable in connection with a change in control.

The terms “cause” and “good reason” are defined in the applicable award agreements and are substantially similar to the definitions of such terms found in the Severance Benefit Agreements, as described above. The term “change in control” is defined in the 2004 Stock Plan.

Except as otherwise described above, a named executive officer would be entitled to accelerated vesting and/or exercisability in the event of a change in control only if he or she were an employee, director or consultant on the effective date of such accelerated vesting and/or exercisability.

Potential Change-in-Control and Severance Payments

The following table summarizes potential change-in-control and severance payments that could be made to our named executive officers. The four right-hand columns describe the payments that would apply in four different potential scenarios:

•	a termination of employment as a result of the named executive officer’s voluntary resignation without good reason or his termination by us for cause;

•	a change in control without a termination of employment;

•	a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 90 days before or within a year after a change in control; and

•	a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 90 days before and not within 12 months after a change in control.

The table assumes that the termination or change in control occurred on December 31, 2010 and reflects benefits that were payable under Mr. Hutcheson’s employment agreement, our named executive officers’ Severance Benefit Agreements and the cash retention arrangements approved by the Compensation Committee in March 2010.

						Payment in the
					Payment in the	Case of a
					Case of a	Termination
					Termination	Other than
					Other than	for Cause or
		Payment in the			for Cause or	with Good
		Case of a			with Good	Reason,
		Voluntary			Reason, if	Not Within 90 Days
		Termination	Payment in the		Within 90 Days	Prior to and
		without Good	Case of a Change		Prior to or	Not Within 12
		Reason or	in Control		Within 12 Months	Months
		Termination for	Without		Following a	Following a
Name	Benefit Type	Cause	Termination		Change in Control	Change in Control

S. Douglas Hutcheson	Accrued Salary(1)	$14,423	—		$14,423	$14,423
	Accrued PTO(2)	$265,385	—		$265,385	$265,385
	Cash Severance(3)	—	—		$3,000,000	$3,000,000
	COBRA Payments(4)	—	—		$50,717	$50,717
	Value of Equity Award	—	—		$2,789,141 (5)	—
	Acceleration
	Excise Tax Gross-Up Payment	—	—		$1,000,000 (6)	—
	Cash Retention Award	—	$1,125,000	(7)	$1,125,000 (7)	—
	Total Value:	$279,808	$1,125,000		$8,244,666	$3,330,525

Walter Z. Berger	Accrued Salary(1)	$10,192	—		$10,192	$10,192
	Accrued PTO(2)	$97,782	—		$97,782	$97,782
	Cash Severance(8)	—	—		$1,431,000	$1,431,000
	COBRA Payments(4)	—	—		$38,038	$38,038
	Value of Equity Award	—	—		$1,210,671 (5)	—
	Acceleration
	Cash Retention Award	—	$750,000	(7)	$750,000 (7)	—
	Total Value:	$107,974	$750,000		$3,537,683	$1,577,012

Jeffrey E. Nachbor	Accrued Salary(1)	$6,294	—		$6,294	$6,294
	Accrued PTO(2)	$52,674	—		$52,674	$52,674
	Cash Severance(8)	—	—		$809,979	$809,979
	COBRA Payments(4)	—	—		$38,038	$38,038
	Value of Equity Award	—	$70,441	(9)	$456,545 (5)	—
	Acceleration
	Cash Retention Award	—	$327,264	(7)	$327,264 (7)	—
	Total Value:	$58,968	$397,705		$1,690,794	$906,985

William D. Ingram	Accrued Salary(1)	$5,769	—		$5,769	$5,769
	Accrued PTO(2)	$24,857	—		$24,857	$24,857
	Cash Severance(8)	—	—		$742,436	$742,436
	COBRA Payments(4)	—	—		$38,038	$38,038
	Value of Equity Award	—	$52,835	(9)	$832,819 (5)	—
	Acceleration
	Cash Retention Award	—	$450,000	(7)	$450,000 (7)	—
	Total Value:	$30,626	$502,835		$2,093,919	$811,100

					Payment in the
				Payment in the	Case of a
				Case of a	Termination
				Termination	Other than
				Other than	for Cause or
		Payment in the		for Cause or	with Good
		Case of a		with Good	Reason,
		Voluntary		Reason, if	Not Within 90 Days
		Termination	Payment in the	Within 90 Days	Prior to and
		without Good	Case of a Change	Prior to or	Not Within 12
		Reason or	in Control	Within 12 Months	Months
		Termination for	Without	Following a	Following a
Name	Benefit Type	Cause	Termination	Change in Control	Change in Control

Albin F. Moschner	Accrued Salary(1)	$9,615	—	$9,615	$9,615
	Accrued PTO(2)	$39,010	—	$39,010	$39,010
	Cash Severance(8)	—	—	$1,425,000	$1,425,000
	COBRA Payments(4)	—	—	$38,038	$38,038
	Value of Equity Award	—	—	$1,501,844 (5)	—
	Acceleration
	Cash Retention Award	—	$750,000 (7)	$750,000 (7)	—
	Total Value:	$48,625	$750,000	$3,763,507	$1,511,663

(1)	Represents earned but unpaid salary as of December 31, 2010.

(2)	Represents accrual for paid time off that had not been taken as of December 31, 2010.

(3)	Represents two times the sum of (a) Mr. Hutcheson’s annual base salary as of December 31, 2010 plus (b) the target amount of his annual bonus for 2010. This amount excludes potential payments of $1,500 per day that Mr. Hutcheson could receive for providing consulting services at Leap’s request after a resignation for good reason.

(4)	Amounts shown equal an aggregate of 24 months of COBRA payments for Mr. Hutcheson and 18 months of COBRA payments for the other named executive officers.

(5)	Represents the value of those awards that would vest as a result of the executive’s termination of employment by us other than for cause or by the named executive officer for good reason within 90 days prior to or within 12 months following a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2010, and therefore that the vesting of such award was not previously accelerated as a result of a change in control. The value of such awards was calculated assuming a price per share of our common stock of $12.26, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2010.

(6)	Represents the maximum excise tax gross-up payment to which Mr. Hutcheson may be entitled pursuant to his Executive Employment Agreement. The actual amount of any such excise tax gross-up payment may be less than the estimated amount. The excise tax gross-up payment takes into account the severance payments and benefits that would be payable to Mr. Hutcheson upon his termination of employment by Cricket without cause or his resignation with good reason and assumes that such payments would constitute excess parachute payments under Section 280G of the Code, resulting in excise tax liability. See “Severance, Retention and Change-in-Control Arrangements” above. It also assumes that Mr. Hutcheson would continue to provide consulting services to the Company for three days per month for a one-year period after his resignation with good reason, for a fee of $1,500 per day. Such potential consulting fees are not reflected in the amounts shown in the table above.

(7)	Represents the cash retention award approved by the Compensation Committee on March 4, 2010. If there is a change in control (as defined in the 2004 Stock Plan) at any time before March 8, 2012 and the Board approves the payment of the award upon the completion of such change in control, then one-third of the award will be paid in cash upon such change in control, and two-thirds of the award will be paid upon the six month anniversary of such change in control. In order to be eligible to receive an award, an executive must continue to be employed by the Company on the date of each such payment (subject to the accelerated payment provisions described below.) If an executive’s employment is terminated by the Company other than for cause or by the executive for good reason within 90 days prior to or six months following a change in control, then any unpaid portion of the award will be paid to the executive upon the executive’s termination of employment. The full potential cash amount for each named executive officer is reflected in this column.

(8)	Represents one-and-one-half times the sum of (a) the executive’s annual base salary as of December 31, 2010 plus (b) the target amount of his annual bonus for 2010.

(9)	Represents the value of those awards that would vest as a result of a change in control occurring on December 31, 2010, without any termination of employment. The value of such awards was calculated assuming a price per share of our common stock of $12.26, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2010.

Director Compensation

Compensation Arrangements

In February 2006, our Board approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component is paid, and the equity component is awarded, each year following Leap’s annual meeting of stockholders.

•	For the cash component, each of our non-employee directors receives annual cash compensation of $40,000. The Chairman of the Board receives additional cash compensation of $20,000; the Chairman of the Audit Committee receives additional cash compensation of $15,000; and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional cash compensation of $5,000.

•	For the equity component, each of our non-employee directors receives an annual award of $100,000 of restricted shares of Leap common stock pursuant to the 2004 Stock Plan. The purchase price for each share of Leap common stock is equal to par value or such share is issued for no purchase price in exchange for services previously rendered to Leap. Each such share is valued at fair market value (as defined in the 2004 Stock Plan) on the date of grant. Each award vests in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

From time to time, the Board also pays additional compensation to directors for service on special committees of the Board. We also reimburse directors for reasonable and necessary expenses, including their travel expenses incurred in connection with attendance at Board and committee meetings.

In November 2009, we added three new directors to the Board: John H. Chapple, Ronald J. Kramer and William A. Roper, Jr. In connection with their appointment to the Board, the new directors received the standard annual cash retainer fee (pro-rated for their initial partial year of service). In addition, these new directors received initial grants of $200,000 of restricted shares of our common stock under our 2004 Stock Plan, with the shares underlying these grants vesting in equal installments on the first, second and third anniversaries of the date of grant and all unvested shares to vest upon a change of control (as defined in the 2004 Stock Plan). Messrs. Chapple and Roper will be leaving the Board following the Annual Meeting at the conclusion of their current term of service. In recognition of their significant contributions to the Board, vesting in their remaining, unvested shares of restricted stock will accelerate at the conclusion of their current term of service. Each of these new directors also received $80,000 of additional cash fees in 2010 for their service on a special committee of the Board that reviewed and evaluated strategic opportunities.

In April 2010, the Board approved additional compensation for our directors in the form of per-meeting fees. Beginning in January 2010, directors receive a fee of $1,000 to $2,000 (depending on the length of the meeting) for each Board meeting they attend in excess of the first four meetings of the year and for each meeting of any standing committee of the Board they attend in excess of the first four meetings of the year. The per-meeting fee is paid in arrears on a quarterly basis in restricted shares of our common stock pursuant to the 2004 Stock Plan. The shares underlying the grants vest on the first anniversary of the date of grant and all unvested shares will vest upon a change in control (as defined in the 2004 Stock Plan). The shares underlying the grants will also vest if the director is not nominated for reelection at the annual meeting of stockholders following the grant date.

2010 Director Compensation

The following table sets forth certain compensation information with respect to each of the members of our Board for the fiscal year ended December 31, 2010, other than Mr. Hutcheson whose compensation relates to his service as president and CEO and who does not receive additional compensation in his capacity as a director.

	Fees Earned or Paid
Name	in Cash	Stock Awards(1)	Total

John H. Chapple	$120,000	$9,000	$129,000
John D. Harkey, Jr.	$40,000	$113,991	$153,991
Ronald J. Kramer	$120,000	$13,990	$133,990
Robert V. LaPenta	$40,000	$113,991	$153,991
Mark H. Rachesky, M.D.	$65,000	$112,993	$177,993
William A. Roper, Jr.	$120,000	$10,995	$130,995
Michael B. Targoff	$55,000	$118,997	$173,997

(1)	Represents the full grant date fair value of restricted stock awards granted to our non-employee directors in 2010, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 12 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

On May 21, 2010, we granted 6,135 shares of restricted stock to Messrs. Harkey, LaPenta, Rachesky and Targoff following our 2010 annual meeting of stockholders. The full grant date fair value of each of these awards, computed in accordance with FASB ASC Topic 718, was $100,001. Each award of restricted stock will vest in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

In addition, on the following dates during 2010, we granted the following shares of restricted stock to our directors in the form of per-meeting fees (and the full grant date fair value of each award, computed in accordance with FASB ASC Topic 718, is shown in parentheses after each award): (a) April 14, 2010: Dr. Rachesky, 165 shares ($2,993); Mr. Harkey, 165 shares ($2,993); Mr. Kramer, 165 shares ($2,993); Mr. LaPenta, 165 shares ($2,993); Mr. Roper, 110 shares ($1,995); and Mr. Targoff, 220 shares ($3,991); (b) July 14, 2010: Dr. Rachesky, 149 shares ($1,997); Mr. Chapple, 149 shares ($1,997); Mr. Harkey, 149 shares ($1,997); Mr. Kramer, 149 shares ($1,997); Mr. LaPenta, 149 shares ($1,997); Mr. Roper, 149 shares ($1,997); and Mr. Targoff, 299 shares ($4,007); and (c) October 14, 2010: Dr. Rachesky, 697 shares ($8,002); Mr. Chapple, 610 shares ($7,003); Mr. Harkey, 784 shares ($9,000); Mr. Kramer, 784 shares ($9,000); Mr. LaPenta, 784 shares ($9,000); Mr. Roper, 610 shares ($7,003); and Mr. Targoff, 958 shares ($10,998). The shares underlying the grants vest on the first anniversary of the date of grant and all unvested shares will vest upon a change in control (as defined in the 2004 Stock Plan). The shares underlying the grants will also vest if the director is not nominated for reelection at the annual meeting of stockholders following the grant date.

The aggregate number of unvested restricted stock awards outstanding at the end of 2010 for each non-employee director were as follows: John H. Chapple, 10,739; John D. Harkey, Jr., 9,521; Ronald J. Kramer, 11,078; Robert V. LaPenta, 9,521; Mark H. Rachesky, M.D., 9,434; William A. Roper, Jr., 10,849; and Michael B. Targoff, 9,900.

No options to purchase shares of our common stock were granted to our directors during the fiscal year ended December 31, 2010. The aggregate number of stock option awards that were outstanding at the end of 2010 for each non-employee director were as follows: John D. Harkey, Jr., 2,500; Robert V. LaPenta, 12,500; Mark H. Rachesky, M.D., 40,200; and Michael B. Targoff, 4,500. These option grants were made to our non-employee directors in March 2005, and there have been no option grants to our non-employee directors since that time.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our proxy statement for our 2011 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
John H. Chapple
Mark H. Rachesky, M.D.
Michael B. Targoff

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of Leap’s Compensation Committee are Mr. Chapple, Dr. Rachesky and Mr. Targoff. None of these directors has at any time been an officer or employee of Leap or any of its subsidiaries.

In August 2004, we entered into a registration rights agreement with certain holders of Leap common stock, including MHR Institutional Partners II LP and MHR Institutional Partners IIA LP (which entities are affiliated with Dr. Rachesky, Leap’s Chairman of the Board), whereby we granted them registration rights with respect to the shares of common stock issued to them on the effective date of Leap’s plan of reorganization.

In September 2009, we entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP (collectively, the “MHR Entities”), pursuant to which the parties amended and restated the original registration rights agreement. Each of the MHR Entities is a shareholder of Leap and an affiliate of Dr. Rachesky. Under the Amended and Restated Registration Rights Agreement, we are required to maintain a resale shelf registration statement, pursuant to which these holders may sell their shares of common stock on a delayed or continuous basis. In addition, the MHR Entities have certain demand registration rights and the right in certain circumstances to include their Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) in registration statements that we file for public offerings of our common stock. The Amended and Restated Registration Rights Agreement also revised the definition of “Additional Holder” under the agreement to include affiliates of any “Holder” under the agreement, amended the definition of “Registrable Securities” to include shares of our common stock held by any Holder now or from time to time in the future, and required us no later than December 2, 2009 and thereafter upon request, to register the resale on a delayed or continuous basis of Registrable Securities held or acquired by the Holders that are not the subject of an existing resale shelf registration statement. We subsequently filed a registration statement to register the resale of all of the shares of common stock held by the MHR Entities that were not then the subject of an existing resale shelf registration statement. Under the Amended and Restated Registration Rights Agreement, we are obligated to pay all the expenses of registration, other than underwriting fees, discounts and commissions. The Amended and Restated Registration Rights Agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in a registration statement that are attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation we provided to our named executive officers in 2010, as disclosed above in the section of this proxy statement entitled “Compensation Discussion and Analysis” (which we also refer to as our CD&A). Pursuant to the Dodd-Frank Act, the vote on executive compensation is an advisory vote only, and it is not binding on Leap, our Compensation Committee or our Board of Directors. Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

We urge shareholders to read the CD&A section of this proxy statement, which describes in detail the principles and objectives of our executive compensation program, which is designed to attract, motivate and retain talented executives who will drive our financial and operational objectives while creating long-term shareholder value. In particular, in the section of the CD&A entitled “Executive Summary” on page 13, we review the Company’s financial and operational performance in 2010 and discuss how those results influenced the compensation earned by our named executive officers, including discussion of the following:

•	2010 Year of Continued Competition and Company Transition — For the Company, 2010 was a period of continued intense competition within the wireless industry and ongoing transition in our business in which we continued to take steps to improve our competitive positioning and introduced a number of significant new business and strategic initiatives. Because many of these new initiatives were largely introduced in the second half of 2010, they did not significantly impact our full year 2010 financial and operational results but have since led to improved financial and operational performance, including higher ARPU and lower churn.

•	Reasonable 2010 Compensation for CEO — The 2010 compensation earned by our CEO, S. Douglas Hutcheson, was reasonable in light of our 2010 financial and operational performance:

•	In 2010, Mr. Hutcheson did not receive any increase to his base salary of $750,000 or to the amount of his annual target bonus, which were both below the 50th percentile of total compensation provided by those companies against which we measured our compensation. In addition, the Compensation Committee did not increase his base salary or target bonus amount as part of its recent review of executive compensation for 2011.

•	Based upon the Company’s financial and operational performance in 2010, Mr. Hutcheson recommended that he not be awarded a cash bonus and he did not receive one.

•	More than two-thirds of Mr. Hutcheson’s total compensation for 2010 (as reported in the CD&A in the table entitled “Summary Compensation”) was attributable to long-term equity compensation awards, which consisted primarily of performance-vested restricted shares which vest in annual installments only if the average closing price for Leap common stock is at or above the closing price on the date such shares were originally issued for the 30-calendar day period preceding the annual vesting date or for a subsequent 30-day period.

•	Reasonable 2010 Compensation for Other Named Executive Officers — Like Mr. Hutcheson, the other named executive officers earned reasonable compensation amounts in 2010. The Compensation Committee did not increase 2010 base salaries for any of our named executive officers. The other named executive officers received 2010 cash bonus awards in amounts well below their target bonus levels and, like Mr. Hutcheson, their equity compensation for 2010 consisted primarily of performance-vested restricted shares.

In addition to discussing 2010 compensation, our CD&A also discusses some of the following governance and compensation practices that our stockholders should consider:

•	Independent Compensation Committee — Compensation amounts provided to our executive officers are determined by our Compensation Committee, which is comprised solely of independent directors, as defined by the Nasdaq Stock Market listing standards.

•	Substantial Performance-Based Compensation — To link compensation to corporate and individual performance, a substantial portion of each executive officer’s potential compensation opportunity is comprised of his annual performance bonus and long-term equity incentive awards.

•	Reasonable Severance Benefits — We provide our executive officers with severance benefits of between one and two times their annual base salary and target bonus if they are terminated without “cause” or resign for “good reason.”

•	Insider Trading and Equity Grant Policies — We have adopted an insider trading policy which prohibits directors and officers from engaging in short sales or trading in put and call options with respect to our equity securities. We have also established an equity grant policy under which equity awards are generally granted and effective, to the extent practicable, on the 14th calendar day of the month following their approval by the Board or Compensation Committee.

We believe that our executive compensation program is reasonable and structured to drive financial and operational performance and that the total compensation earned by our named executive officers for 2010, including our CEO, was appropriate when viewed in light of our achievements for the year, as well as their individual contributions.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in the CD&A. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to focus on any specific item of compensation but rather is intended to address the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Leap’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Leap’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Stockholder approval, on an advisory basis, of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of our executive compensation program must exceed the number of votes “AGAINST” the approval of our executive compensation program. Abstentions and broker non-votes will not be considered as votes cast and will therefore have no effect on the outcome of this proposal.

Voting Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION PROGRAM AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY
OF CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of our named executive officers as required by the Dodd-Frank Act (and as described in Proposal 2 of this proxy statement) should occur every one, two or three years. Under the rules issued by the SEC, stockholders also have the option to abstain from voting on the matter.

Pursuant to the Dodd-Frank Act, the vote on how frequently our stockholders should vote to approve executive compensation is an advisory vote only, and it is not binding on Leap, our Compensation Committee or our Board of Directors. Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when determining how frequently the stockholder vote on executive compensation should occur.

At this time, our Board of Directors has determined that having an advisory stockholder vote on executive compensation each year is the best approach for Leap and our stockholders because it will enable our stockholders to express their views on our executive compensation program on an annual basis, leading to a more frequent and meaningful dialogue between Leap and our stockholders on the compensation of our named executive officers.

Vote Required

The affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval, on an advisory basis, of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will not be considered as votes cast and will therefore have no effect on the outcome of this proposal. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receives a majority of the votes cast, we will consider the frequency alternative that receives the highest number of votes cast by stockholders to be the frequency alternative that has been selected by our stockholders. However, because this vote is advisory and not binding on Leap, our Compensation Committee or our Board of Directors, our Board of Directors may decide that it is in the best interests of Leap and its stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency alternative that is approved by our stockholders.

Voting Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE ADVISORY VOTE
ON EXECUTIVE COMPENSATION BE CONDUCTED EACH YEAR

PROPOSAL 4

APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

We are asking our stockholders to approve an option-for-option exchange program, or option exchange. If implemented, this option exchange would allow us to exchange eligible outstanding options granted under our 2004 Stock Plan and our 2009 Inducement Plan and currently held by certain employees, referred to herein as eligible employees, for a lesser number of replacement options to be granted under our 2004 Stock Plan with an exercise price equal to the closing price of our common stock on the date of the replacement grant. We refer collectively to the 2004 Stock Plan and the 2009 Inducement Plan as the “Plans” below. Our Board of Directors, upon recommendation by our Compensation Committee, authorized the option exchange on June 16, 2011, subject to stockholder approval.

Background and Rationale for the Option Exchange

It has been our long-standing practice to grant equity awards from time to time to eligible employees as a substantial component of their at-risk compensation in order to motivate them to achieve key business objectives that we believe create long-term stockholder value. Stock options have historically comprised a significant part of these equity awards. As an award of equity, stock options align the interests of our employees with those our stockholders and allow employees to benefit from our successes and increases in the value of our stock.

The decline in our stock price over the last several years, however, has reduced the effectiveness of using stock options to retain and motivate employees because a considerable number of eligible employees hold options with exercise prices significantly above both the recent trading prices of our common stock and its average market price over the prior 12 months. As of May 31, 2011, approximately 84% of all stock options held by participants in the Plans were underwater and 60% had a per share exercise price equal to or greater than $30.00.

Like many telecommunications companies, our stock price has varied significantly over the past few years due to many factors, including the evolving competitive landscape, changes in customer preferences for wireless products and services and the impact of the challenging macro-economic environment. In particular, the competitive pressures within the wireless telecommunications industry have intensified within the past few years due to the attractive growth prospects of the prepaid and pay-in-advance segment in which we operate, with a number of wireless providers offering competitively-priced unlimited prepaid and postpaid service offerings that compete with our Cricket services.

During 2010, we continued to take steps to improve our competitive positioning and introduced a number of significant new business and strategic initiatives, particularly in the second half of 2010. These new initiatives — which included launching “all-inclusive” service plans, eliminating certain late fees we previously charged customers and introducing “smartphones” and other new handsets and devices — led to improved financial and operational performance beginning in the second half of 2010, including higher ARPU and lower customer turnover, or churn, and these positive trends continued into 2011. For further information regarding our 2010 corporate initiatives, please see the section of the CD&A entitled “Executive Summary” on page 13.

Although we continue to aggressively manage our business to maximize our financial and operational performance, including the significant new business and strategic initiatives we introduced in the second half of 2010, our stock price remains lower than prior levels. Despite our continued efforts, however, the challenging macro-economic environment, increased market volatility, continued changes in the competitive landscape and other factors could prevent significant, near-term increases in our stock price to those prior levels.

We continue to believe that equity awards are an important component of our compensation program. However, we believe that many employees view their existing options as having little or no retentive or incentive value due to the significant difference between the exercise prices and the current market price of our common stock. The market for key talent remains competitive and we believe that these underwater options do not provide adequate incentives to motivate, incentivize and retain our key contributors.

We have designed the proposed option exchange to revive the retentive and motivational value of stock option awards held by eligible employees. At the same time, the material components of the option exchange, such as the exclusion of directors and executive officers from participation, the selection of an exercise price cut-off for options eligible to participate, the exchange ratios for replacement options and the continued vesting requirement for the replacement options reflect our sensitivity toward protecting stockholder interests in the implementation of the proposed program.

In summary, the proposed option exchange program would:

•	give employees the opportunity to exchange existing options for a lesser number of replacement options with a lower exercise price;

•	return exchanged options to the respective authorized pool of shares that may be granted under each Plan, thereby increasing the number of shares available for awards that may be granted in the future under such Plans without increasing overhang; and

•	recapture value from the compensation expense that we record with respect to certain options eligible for the option exchange, without us incurring additional incremental expense.

Based on the assumptions described below, if all eligible options as of May 31, 2011 were exchanged, options to purchase approximately 1.93 million shares would be surrendered and cancelled, while replacement options covering approximately 543,000 shares would be granted under the 2004 Stock Plan. This exchange would result in an increase in the number of shares remaining available for future issuance under the 2004 Stock Plan of approximately 1.23 million shares and an increase in the number of shares remaining available for future issuance under the 2009 Inducement Plan of approximately 156,000 shares. As of May 31, 2011, the total number of shares of Leap common stock outstanding was 78,595,422 and the closing price of Leap common stock was $16.81 per share.

The following table indicates the number of shares available for issuance as of May 31, 2011 under the Plans:

Shares available for future grant under the Plans	1,008,700
Shares issuable pursuant to outstanding options under the Plans	4,277,191
Weighted-average exercise price per share of all outstanding options	$38.64
Weighted-average remaining term of all outstanding options	6.90 years
Shares subject to outstanding full value awards(1)	2,043,438

(1)	Consists of shares subject to outstanding restricted stock awards.

We believe the option exchange, as designed, is in the best interests of our stockholders and our company. If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms.

Alternatives Considered

We believe that the proposed stock option exchange is a more cost-effective way of motivating and retaining equity plan participants than several other alternatives, which we considered and rejected as described below:

•	Granting additional, incremental equity awards, which would further increase our overhang and further dilute stockholder interests, in contrast to the proposed option exchange program which we expect to decrease overhang and reduce stockholder dilution;

•	Increasing cash compensation, which would significantly increase our cash compensation expense, reduce cash flow from operations and adversely impact our business and operating results. In addition, an increase in cash compensation would not reduce our overhang and would not be as effective as stock options in aligning the interests of the eligible participants with those of our stockholders;

•	Exchanging options for cash, which would reduce our cash flow from operations and adversely impact our business and operating results; and

•	Exchanging options for other forms of equity compensation (e.g., shares of restricted stock or restricted stock units), which generally reward employees even if the price of the Company’s stock does not increase, in contrast to options which reward employees only as our stock price increases. In addition, because grants of restricted stock or restricted stock units would likely result in higher exchange ratios, these grants would likely be significantly less attractive to employees, resulting in lower participation rates and undermining the retention and motivational goals of the option exchange program.

Structure of the Option Exchange

After weighing each of the foregoing alternatives, our Board, based on the recommendation of the Compensation Committee and advice from Mercer, determined that an option-for-option exchange with the following material features was the best alternative:

•	No Participation by Executive Officers or Members of Our Board of Directors — The option exchange will be open only to eligible employees who are employed by Leap and its subsidiaries. Executive officers and members of our Board will not be permitted to participate in the option exchange. In addition, consultants, former employees and other third parties who may hold options will not have the right to participate in the option exchange.

•	Only Options with Exercise Price of $30 or Higher Are Eligible for Exchange — Only options that have a per share exercise price of at least $30.00 will be eligible for exchange. This exercise price well exceeds the highest per share trading price of our common stock for the 52-week period ending May 31, 2011, which was $17.20. As a result of this requirement, options granted within the 24-month period immediately prior to the commencement of the option exchange and options that will expire within the 24-month period immediately following the completion of the option exchange will not be eligible for exchange.

•	Value of New Options Will Be Substantially Less than the Value of Surrendered Options — The exchange ratios will be determined on the date of the commencement of the option exchange, or the opening date, on a grant-by-grant basis so that the fair value of the replacement options will be approximately 50% of the fair value of the surrendered options using the Black-Scholes stock option pricing model. Based on our preliminary analysis, as of May 31, 2011 approximately 45% of outstanding options are eligible for participation in the option exchange and would have exchange ratios for new options of between 2.27-for-1 and 5.83-for-1. The methodology and assumptions used to value the cancelled options and replacement options are set forth below under “Exchange Ratios.”

•	Replacement Options Will be Subject to Three Years of Additional Vesting — None of the replacement options will be vested on the date of grant, regardless of whether the cancelled options were partially or wholly vested. The replacement options will vest over three years in order to create retention value, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the date of the replacement grant and the remaining fifty percent vesting on the third anniversary.

•	Options Exchanged Will be Returned to the Plan Pools for Use in Future Grants — The options returned by the employees, less options reissued in the exchange, will be available for future grants under our Plans. Options granted under the 2004 Stock Plan and returned by employees, less all of the options reissued in the exchange, will be available for future grants under the 2004 Stock Plan. Options granted under the 2009 Inducement Plan returned by employees will be available for future grants under the 2009 Inducement Plan. If all eligible options as of May 31, 2011 were exchanged, options to purchase approximately 1.93 million shares would be surrendered and cancelled, while replacement options covering approximately 543,000 shares would be granted under the 2004 Stock Plan, resulting in an increase in the number of shares remaining available for future issuance under the 2004 Stock Plan of approximately 1.23 million shares and an increase in the number of shares remaining available for future issuance under the 2009 Inducement Plan of approximately 156,000 shares. These returned options will allow us to make grants in the future without asking shareholders for a new authorization and creating additional overhang.

•	No Incremental Accounting Cost. The exchange ratios will be applied on a grant-by-grant basis with the intent that the replacement options will have a fair value that is approximately 50% of the fair value of the cancelled options they replace, determined in accordance with applicable accounting standards. As a result, we do not expect any accounting impact as a result of the option exchange.

Although the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and our executive officers may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may ultimately determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Details of the Option Exchange Program

Offer to Exchange Options.  Under the option exchange, eligible employees may elect to surrender eligible stock options granted under the 2004 Stock Plan or the 2009 Inducement Plan that have an exercise price of at least $30.00 per share on the opening date in exchange for replacement options granted under the 2004 Stock Plan representing the right to acquire fewer shares of our common stock with an exercise price equal to the closing price of our common stock on the date of the replacement grant, all in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences. If the trading price of our common stock increases to a price higher than $30.00 per share at the date of closing of the option exchange, tendered options having an exercise price lower than such trading price automatically will be withdrawn from the offer and will not be exchanged for options having a higher exercise price. Eligible employees must elect to exchange all or none of their eligible options.

Participation in the option exchange will be voluntary. Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of eligible employees will elect to exchange, or the number of replacement options that we may grant.

Eligibility.  If implemented, the option exchange will be open to all of our current eligible employees who hold options with a per share exercise price of at least $30.00. The option exchange will not be available to our executive officers and members of the Board. In addition, consultants, former employees and other third parties who may hold options will not have the right to participate in the option exchange. As of May 31, 2011, we estimate that approximately 180 of our employees would be eligible to participate in the option exchange had it commenced on that date. In order to receive the replacement options, an eligible employee who tenders his or her options for exchange must remain continuously employed by us and be an eligible employee on the date the replacement grant is made following the completion of the option exchange. If an option holder is no longer an employee for any reason on the replacement grant date, even if he or she had elected to participate and had tendered his or her options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms, to the extent that they are vested. A vote by an eligible employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Exchange Ratios.  Our Compensation Committee retains the power to set the exchange ratios through the opening date and will set them at that time on a grant-by-grant basis with the intent that the replacement options will have a fair value that is approximately 50% of the fair value of the cancelled options they replace, determined in accordance with applicable accounting standards (see “— Accounting Impact” below). Based on our preliminary analysis, we estimate that approximately 45% of outstanding options are eligible for participation in the option exchange and would have exchange ratios for new options of between 2.27-for-1 and 5.83-for-1. The methodology and assumptions used to value the cancelled options and replacement options are set forth below under “Exchange Ratios.”

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of the replacement grant.

Vesting of Replacement Options.  The replacement options will be completely unvested at the time of the new grant, regardless of whether the cancelled options were partially or wholly vested. The replacement options will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the date of the replacement grant and the remaining fifty percent vesting on the third anniversary. The replacement options will vest only if the optionee remains an employee of Leap or any of our wholly-owned subsidiaries through each respective vesting date. Replacement options that are unvested at the time of an optionee’s termination of service cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2004 Stock Plan.

Term of Replacement Options.  The term of a stock option is the length of time during which it may be exercised. Under the option exchange, each replacement option will have a term of ten years from the date of grant, subject to earlier expiration of the option upon the optionee’s termination of service.

Other Terms and Conditions of Replacement Options.  The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder. All replacement stock options will be non-qualified stock options granted under our 2004 Stock Plan.

Return of Eligible Options Surrendered.  The proposed option exchange is designed to help ensure we have sufficient shares available for future issuance under the Plans without increasing our existing overhang by replacing outstanding options with replacement options for a smaller number of shares. Options granted under the 2004 Stock Plan and returned by employees, less all of the options reissued in the exchange, will be available for future grants under the 2004 Stock Plan. Options granted under the 2009 Inducement Plan returned by employees will be available for future grants under the 2009 Inducement Plan. These shares along with the shares currently available for grant will be used for grants of new hire and annual refresh awards to new and continuing employees, non-employee directors and consultants; however, as all future grants are within the discretion of the Compensation Committee, such grants are not currently determinable. These awards are expected to attract, retain and motivate such individuals going forward and extend the time period before an additional share authorization request is necessary.

Implementing the Option Exchange.  We have not commenced the option exchange and do not plan to do so unless our stockholders approve this proposal. Stockholder approval of the option exchange is required under the NASDAQ listing rules and our Plans. If our stockholders do not approve this proposal, the option exchange will not occur. If this proposal is approved, this offer to surrender eligible options in exchange for replacement options would be scheduled to begin on or about August 1, 2011. However, our Board or Compensation Committee may, in their sole discretion, determine to postpone the actual start date of the option exchange to a date within six months following the date of the Annual Meeting.

If stockholders approve this proposal and we decide to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer. The surrendered options will be cancelled on the first business day following this election period. The replacement options will be granted under the 2004 Stock Plan on the date of cancellation of the surrendered options. Options granted under the 2004 Stock Plan and returned by employees, less all of the options reissued in the exchange, will be available for future grants under the 2004 Stock Plan. Options granted under the 2009 Inducement Plan returned by employees will be available for future grants under the 2009 Inducement Plan.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Summary of U.S. Federal Income Tax Consequences.  The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and the eligible employees should recognize no income for U.S. federal income tax purposes upon the issuance of the replacement options. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange.

Accounting Impact.  The intent of the option exchange is that it will not result in us incurring any additional stock-based compensation expense. Based on this objective, the average fair value of the replacement options granted to eligible employees in exchange for cancelled stock options, measured as of the date such awards are granted, will not exceed the fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the cancelled options will be recognized over the requisite service period, which approximates the vesting period, of the new awards. Assuming the price of our stock does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, and given that the replacement options will have a fair value that is approximately 50% of the fair value of the cancelled options that they replace, we do not expect any accounting impact as a result of the option exchange.

Exchange Ratios

Exchange ratios will be determined on a grant-by-grant basis and will be designed to result in a fair value, for accounting purposes, of the replacement options that is approximately 50% of the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). As a result, the grant of replacement options is expected to be accounting-expense neutral. We retained the services of Mercer to determine the terms and exchange ratios appropriate to achieve this result. In developing the preliminary exchange ratios shown in the table below, Mercer used the Black-Scholes option pricing model to calculate the fair values of the eligible options, which are based on the exercise price and remaining term of the eligible option and the fair market value of Leap common stock on the opening date of the option exchange. The preliminary exchange ratios shown below were based on the fair value of the eligible options as compared to the fair value of the replacement stock options issued in exchange, assuming a fair market value of Leap common stock of $13.50 for the valuation of the cancelled options immediately prior to cancellation and for the valuation of the replacement stock options granted as a result of the exchange, and assuming that the date of the exchange is at or around August 1, 2011. The actual exchange ratios used as of the opening date of the option exchange will be based on Mercer’s calculations, updated as of the opening date to reflect the then-current fair market value of Leap common stock.

The following table is based on our preliminary analysis and sets forth the total number of shares underlying eligible options and the number of replacement stock options that may be issued with respect to such eligible options in the option exchange (assuming 100% participation and that the valuation assumptions described above that were used to prepare the table are consistent with actual valuation data at the time the exchange offer is made.) The table includes (i) the specific preliminary exchange ratios for the ten largest groupings of eligible options by exercise price, (ii) the weighted-average preliminary exchange ratio for all other eligible options along with the weighted-average exercise price and weighted-average remaining term for such options and (iii) the weighted-average preliminary exchange ratio for all eligible options along with the weighted-average exercise price and weighted-average remaining term for such options.

							Total
							Replacement
					Total		Options to be
					Shares	Preliminary	Granted
	Exercise		Remaining		Underlying	Exchange	(Assuming
	Price		Term		Options	Ratio	100% Participation)(1)

Ten Largest Groupings of Eligible Options By Exercise Price	$84.24		6.43		106,833	5.61-for-1	19,027
	$61.09		6.07		75,009	4.70-for-1	15,952
	$60.62		5.97		112,350	4.78-for-1	23,519
	$54.48		7.35		77,500	3.38-for-1	22,916
	$51.51		6.97		218,850	3.46-for-1	63,194
	$45.69		7.60		149,100	2.93-for-1	50,876
	$43.19		5.23		73,492	4.34-for-1	16,927
	$37.56		7.14		119,500	2.81-for-1	42,474
	$34.89		4.70		121,250	4.10-for-1	29,597
	$32.97		8.28		73,000	2.33-for-1	31,330
All Other Eligible Options	$46.14	(2)	6.34	(3)	804,287	3.79-for-1 (4)	227,106

Total Eligible Options	$48.73	(2)	6.50	(3)	1,931,171	3.78-for-1 (4)	542,918

(1)	Actual numbers differ from implied calculations, due to effects of rounding.

(2)	Represents a weighted-average exercise price for multiple grant dates. Actual exercise prices range from $30.05 to $92.43.

(3)	Represents a weighted-average remaining term for multiple grant dates. Actual remaining terms range from 4.56 years to 8.45 years.

(4)	Represents a weighted-average exchange ratio for multiple grant dates. Actual exchange ratios range from 2.27-for-1 to 5.83-for-1.

The total number of replacement stock options an eligible employee will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding the result to the nearest number of whole shares. For example, if an eligible employee holds an option to purchase 5,000 shares of our common stock at an exercise price of $61 per share, he or she would be entitled to exchange that option for an award of 1,217 replacement stock options (i.e., 5,000 divided by the 4.11 exchange ratio applicable to the option, rounded to the nearest number of whole shares).

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $13.50 share price, which was the fair market value of Leap common stock at the time these examples were calculated. We will apply the same methodology once these factors are decided closer to the time of commencement of the option exchange. The exchange ratios will be applied on a grant-by-grant basis with the intent that the replacement options will have a fair value that is approximately 50% of the fair value of the cancelled options they replace, determined in accordance with applicable accounting standards. As a result, we do not expect any accounting impact as a result of the option exchange.

As of May 31, 2011, options to purchase 4,277,191 shares of our common stock were outstanding under the Plans with a weighted-average exercise price of $38.64 per share. Of these outstanding options, options to purchase 1,931,171 shares of common stock were held by eligible employees and would be eligible for exchange under the option exchange.

Based on the assumptions described above, if all eligible options as of May 31, 2011 were exchanged, options to purchase approximately 1.93 million shares would be surrendered and cancelled, while replacement options covering approximately 543,000 shares would be granted under the 2004 Stock Plan, resulting in an increase in the number of shares remaining available for future issuance under the 2004 Stock Plan of approximately 1.23 million shares and an increase in the number of shares remaining available for future issuance under the 2009 Inducement Plan of approximately 156,000 shares. Such issuances will include grants of new hire and annual refresh awards to new and continuing employees, non-employee directors and consultants; however, as all future grants are within the discretion of the Compensation Committee, such grants are not currently determinable. Following the option exchange, if all eligible options as of May 31, 2011 were exchanged, we would have approximately 2.89 million options outstanding under the Plans, with a weighted-average exercise price of $27.16 and a weighted-average remaining term of 7.65 years.

Effect on Stockholders

We are not able to predict the impact of the option exchange on the interests of our stockholders because we are unable to predict how many eligible employees would exchange their eligible stock options or what the future market price of our shares would be on the date that the replacement options are granted. Our goal is that the increase in retentive and motivational value associated with the option exchange will result in increased, long-term stockholder value.

Vote Required

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the option exchange must exceed the number of votes “AGAINST” the approval of the option exchange. Abstentions and broker non-votes will not be considered as votes cast and will therefore have no effect on the outcome of this proposal.

Voting Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE PROPOSED OPTION EXCHANGE

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

Leap’s financial statements for the fiscal year ended December 31, 2010 have been examined by PricewaterhouseCoopers LLP, which has audited Leap’s financial statements since 1998. The Board has selected PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Vote Required

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the ratification of Leap’s independent registered public accounting firm must exceed the number of votes “AGAINST” the ratification of Leap’s independent registered public accounting firm. Abstentions will not be considered as votes cast and will therefore have no effect on the outcome of this proposal.

Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

Voting Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
‘‘FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

The following table summarizes the aggregate fees billed to Leap by its independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2010 and 2009 (in thousands):

	2010	2009

Audit fees(1)	$2,918	$3,278
Audit-related fees(2)	908	5
Tax fees(3)	468	504
All other fees(4)	—	230

Total	$4,294	$4,017

(1)	Audit fees consist of fees billed for professional services rendered for the audit of the consolidated annual financial statements of Leap and its subsidiaries and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements of Leap and its subsidiaries and are not reported under “Audit fees.” For the fiscal year ended December 31, 2010, these fees primarily related to assurance and related services in connection with the implementation and testing of a new customer billing system. For the fiscal year ended December 31, 2009, these fees related to the licensing of research materials.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning. For the fiscal years ended December 31, 2010 and 2009, these services included assistance regarding federal and state tax compliance and consultations regarding various income tax issues.

(4)	For the fiscal year ended December 31, 2009, all other fees related to certain consulting services provided.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Leap management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. The Audit Committee requires that all services performed by PricewaterhouseCoopers LLP be pre-approved prior to the services being performed. During the fiscal years ended December 31, 2010 and 2009, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Leap’s Board of Directors is comprised solely of independent directors, as defined by the listing standards of the NASDAQ Stock Market, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Leap as of and for the fiscal year ended December 31, 2010 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Michael B. Targoff, Chairman
Robert V. LaPenta
William A. Roper, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of May 31, 2011 for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our current directors and the additional individuals nominated by our Board of Directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 78,595,422 shares of common stock outstanding on May 31, 2011.

Information with respect to beneficial ownership has been furnished by each director and officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G, filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 2011 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Number of	Percent of
5% Stockholders, Directors and Officers(1)	Shares	Total

Entities affiliated with MHR Fund Management LLC(2)	15,537,869	19.8
Wellington Management Company, LLP(3)	10,138,998	12.9
Capital Research Global Investors(4)	8,509,252	10.8
Penn Capital Management(5)	4,180,182	5.3
Mark H. Rachesky, M.D.(6)(7)	15,593,581	19.8
John H. Chapple(7)	16,024	*
John D. Harkey, Jr.(7)	67,805	*
Ronald J. Kramer(7)	16,363	*
Paula Kruger	—	*
Robert V. LaPenta(7)(8)	42,805	*
Mark A. Leavitt	—	*
William A. Roper, Jr.(7)	16,134	*
Michael B. Targoff(7)	20,331	*
S. Douglas Hutcheson(9)	640,802	*
Walter Z. Berger(10)	162,208	*
Albin F. Moschner(11)	328,171	*
Jeffrey E. Nachbor(12)	52,010	*
William D. Ingram(13)	90,583	*
All directors and executive officers as a group (16 persons)	17,541,921	22.3

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Leap Wireless International, Inc., 5887 Copley Drive, San Diego, California 92111.

(2)	Consists of (a) 353,420 shares of common stock held for the account of MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”); (b) 42,514 shares of common stock held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership

(“Capital Partners (100)”); (c) 3,340,378 shares of common stock held for the account of MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”); (d) 8,415,428 shares of common stock held for the account of MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”); and (e) 3,386,129 shares of common stock held for the account of MHR Institutional Partners III LP, a Delaware limited partnership (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of Institutional Partners II and Institutional Partners IIA, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners III. MHR Fund Management LLC (“Fund Management”) has entered into an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III and thus may be deemed to be the beneficial owner of all of the shares of common stock held by all of these entities. The address for each of these entities is 40 West 57th Street, 24th Floor, New York, New York 10019.

(3)	Wellington Management Company, LLP, in its capacity as an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E), may be deemed to beneficially own 10,138,998 shares which are held of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power with respect to 8,409,134 shares and has shared dispositive power with respect to 10,138,998 shares. The address for Wellington Management Company is 280 Congress Street, Boston, Massachusetts 02210.

(4)	These securities may be deemed to be beneficially owned by Capital Research Global Investors, an investment adviser, in accordance with Section 240.13d-1(b)(1)(ii)(E). The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)	These securities may be deemed to be beneficially owned by Penn Capital Management, an investment adviser, in accordance with Section 240.13d-1(b)(1)(ii)(E). The address for Penn Capital Management is Navy Yard Corporate Center, Three Crescent Drive, Suite 400, Philadelphia, Pennsylvania 19112.

(6)	Consists of (a) all of the shares of common stock otherwise described in footnote 2 by virtue of Dr. Rachesky’s position as the managing member of each of Fund Management, Advisors, Institutional Advisors II and Institutional Advisors III; (b) 40,200 shares of common stock issuable upon exercise of options and 6,379 shares of restricted stock, as further described in footnote 7; and (c) 9,133 shares of common stock which were previously granted as shares of restricted stock and which have vested. The address for Dr. Rachesky is 40 West 57th Street, 24th Floor, New York, New York 10019.

(7)	Includes (a) shares issuable upon exercise of vested stock options, as follows: Dr. Rachesky, 40,200 shares; Mr. Harkey, 2,500 shares; Mr. Targoff, 4,500 shares; and Mr. LaPenta, 12,500 shares; (b) restricted stock awards which vest in three equal installments on May 22, 2010, 2011 and 2012, as follows: Dr. Rachesky, 2,563 shares; Mr. Harkey, 2,563 shares; Mr. Targoff, 2,563 shares; and Mr. LaPenta, 2,563 shares; (c) restricted stock awards which vest in three equal installments on November 2, 2010, 2011 and 2012, as follows: Mr. Chapple, 14,970 shares; Mr. Kramer, 14,970 shares; and Mr. Roper, 14,970 shares; (d) restricted stock awards which vest in three equal installments on May 21, 2011, 2012 and 2013, as follows: Dr. Rachesky, 6,135 shares; Mr. Harkey, 6,135 shares; Mr. Targoff, 6,135 shares; and Mr. LaPenta, 6,135 shares; (e) restricted stock awards which vest on July 14, 2011, as follows: Dr. Rachesky, 149 shares; Mr. Chapple, 149 shares; Mr. Harkey, 149 shares; Mr. Kramer, 149 shares; Mr. LaPenta, 149 shares; Mr. Roper, 149 shares; and Mr. Targoff, 299 shares; (f) restricted stock awards which vest on October 14, 2011, as follows: Dr. Rachesky, 697 shares; Mr. Chapple, 610 shares; Mr. Harkey, 784 shares; Mr. Kramer, 784 shares; Mr. LaPenta, 784 shares; Mr. Roper, 610 shares; and Mr. Targoff, 958 shares; and (g) restricted stock awards which vest on January 14, 2012, as follows: Dr. Rachesky, 589 shares; Mr. Chapple, 295 shares; Mr. Harkey, 295 shares; Mr. Kramer, 295 shares; Mr. LaPenta, 295 shares; Mr. Roper, 295 shares; and Mr. Targoff, 442 shares.

(8)	Includes 5,000 shares held by a corporation which is wholly owned by Mr. LaPenta. Mr. LaPenta has the power to vote and dispose of such shares by virtue of his serving as an officer and director thereof.

(9)	Includes (a) restricted stock awards for 25,000 shares which vest on March 25, 2012; (b) restricted stock awards for 37,500 shares, of which 12,500 shares vest on April 14, 2012 and 25,000 shares vest on April 14, 2013; (c) restricted stock awards for 40,000 shares of which 10,000 shares vest on March 15, 2012, 10,000 shares vest on March 15, 2013 and 20,000 shares vest on March 15, 2014; and (d) restricted stock awards for 80,000 shares, of which 20,000 shares vest on March 15, 2012, 20,000 shares vest on March 15, 2013 and 40,000 shares vest on March 15, 2014, subject in each case to the achievement of certain performance-based vesting conditions. Also includes 334,986 shares issuable upon exercise of vested stock options.

(10)	Includes (a) restricted stock awards for 18,750 shares, of which 6,250 shares vest on June 23, 2011 and 12,500 shares vest on June 23, 2012; (b) restricted stock awards for 20,000 shares of which 10,000 shares vest on June 23, 2011 and 10,000 shares vest on June 23, 2012; (c) restricted stock awards for 20,000 shares, of which 5,000 shares vest on March 15, 2012, 5,000 shares vest on March 15, 2013 and 10,000 shares vest on March 15, 2014; and (d) restricted stock awards for 32,000 shares, of which 8,000 shares vest on March 15, 2012, 8,000 shares vest on March 15, 2013 and 16,000 shares vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 62,500 shares issuable upon exercise of vested stock options.

(11)	Includes (a) restricted stock awards for 15,000 shares which vest on February 29, 2012; (b) restricted stock awards for 15,000 shares, of which 5,000 shares vest on August 6, 2011 and 10,000 shares vest on August 6, 2012; (c) restricted stock awards for 18,750 shares, of which 6,250 shares vest on April 14, 2012 and 12,500 shares vest on April 14, 2013; (d) restricted stock awards for 20,000 shares, of which 5,000 shares vest on March 15, 2012, 5,000 shares vest on March 15, 2013 and 10,000 shares vest on March 15, 2014; and (e) restricted stock awards for 32,000 shares, of which 8,000 shares vest on March 15, 2012, 8,000 shares vest on March 15, 2013 and 16,000 shares vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 216,160 shares issuable upon exercise of vested stock options.

(12)	Includes (a) restricted stock awards for 17,240 shares which vest on May 12, 2013, subject to certain conditions and accelerated vesting; and (b) restricted stock awards for 20,000 shares, of which 5,000 shares vest on March 15, 2012, 5,000 shares vest on March 15, 2013 and 10,000 shares vest on March 15, 2014. Also includes 11,730 shares issuable upon the exercise of vested stock options.

(13)	Includes (a) restricted stock awards for 12,930 shares which vest on September 19, 2012, subject to certain conditions and accelerated vesting; (b) restricted stock awards for 3,750 shares which vest on December 22, 2011; (c) restricted stock awards for 7,500 shares which vest on February 27, 2012; (d) restricted stock awards for 7,500 shares, of which 2,500 shares vest on April 14, 2012 and 5,000 shares vest on April 14, 2013; (e) restricted stock awards for 10,000 shares, of which 2,500 shares vest on March 15, 2012, 2,500 shares vest on March 15, 2013 and 5,000 shares vest on March 15, 2014; and (f) restricted stock awards for 16,000 shares, of which 4,000 shares vest on March 15, 2012, 4,000 shares vest on March 15, 2013 and 8,000 shares vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 20,220 shares issuable upon the exercise of vested stock options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to equity compensation plans (including individual compensation arrangements) under which Leap common stock is authorized for issuance.

	Number of Securities			Number of Securities
	to be Issued Upon		Weighted-Average	Remaining Available
	Exercise of		Exercise Price of	for Future Issuance
	Outstanding Options or		Outstanding Options and	Under Equity
Plan Category	Rights		Rights	Compensation Plans

Equity compensation plans approved by security holders	4,344,670	(1)(3)	$41.67	1,165,431	(4)
Equity compensation plans not approved by security holders	285,875	(2)(3)	$26.39	16,175

Total	4,630,545		$40.73	1,181,606

(1)	Represents shares reserved for issuance under the 2004 Stock Plan, adopted by the Compensation Committee of our Board of Directors on December 30, 2004 (as contemplated by our confirmed plan of reorganization) and as amended on March 8, 2007. Stock options granted prior to May 17, 2007 were granted prior to the approval of the 2004 Stock Plan by Leap stockholders. The material features of the 2004 Stock Plan are described above under “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan.”

(2)	Represents shares reserved for issuance under the 2009 Inducement Plan, which was adopted in February 2009 without stockholder approval, as permitted under the rules and regulations of the NASDAQ Stock Market. The material features of the 2009 Inducement Plan are described above under “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — 2009 Employment Inducement Equity Incentive Plan.” The 2009 Inducement Plan was amended on January 14, 2010 by our Board to increase the number of shares reserved for issuance under the 2009 Inducement Plan by 100,000 shares of Leap common stock.

(3)	Excludes 2,020,605 and 97,950 shares of restricted stock issued under the 2004 Stock Plan and 2009 Inducement Plan, respectively, which are subject to release upon vesting of the shares.

(4)	Consists of 368,147 shares reserved for issuance under the ESP Plan, and 797,284 shares reserved for issuance under the 2004 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, we have reviewed potential related party transactions on a case-by-case basis. On March 8, 2007 the Board approved a “Related Party Transaction Policy and Procedures.” Under the policy and procedures, the Audit Committee, or alternatively, those members of the Board who are disinterested, reviews the material facts of specified transactions for approval or disapproval, taking into account, among other factors that it deems appropriate, the extent of the related person’s interest in the transaction and whether the transaction is fair to Leap and is in, or is not inconsistent with, the best interests of Leap and its stockholders. Transactions to be reviewed under the policy and procedures include transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Leap or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater-than-five-percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less-than-ten-percent beneficial owner of another entity). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Board or Compensation Committee and are not required to be disclosed in our proxy statement, and transactions where all holders of our common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.

For a description of the registration rights agreement between Leap and certain affiliates of Dr. Mark H. Rachesky, our Chairman of the Board, see “Compensation Committee Interlocks and Insider Participation” set forth above in this proxy statement.

STOCKHOLDER PROPOSALS

To be included in our proxy statement, proposals of stockholders that are intended to be presented at our 2012 annual meeting of stockholders must be received no later than          , 2012 and must satisfy the conditions established by the SEC for such proposals. However, if Leap changes the date of its 2012 annual meeting by more than thirty days from the anniversary date of the Annual Meeting, the deadline for proposals that stockholders wish to include in the proxy statement for the 2012 annual meeting of stockholders will be a reasonable time before we begin to print and mail the proxy materials for that meeting.

In order for a stockholder proposal that is not included in our proxy statement for the 2012 annual meeting to be eligible for presentation at the 2012 annual meeting of stockholders, the stockholder presenting such proposal must give timely notice of the proposal to us in writing and otherwise comply with the provisions of our Bylaws. For a proposal to be timely, Article II, Section 8 of Leap’s Amended and Restated Bylaws provides that we must have received the stockholder’s notice not less than seventy days nor more than ninety days prior to the anniversary of our annual meeting, meaning between April 29, 2012 and May 19, 2012 for the 2012 annual meeting. In the event that the 2012 annual meeting of stockholders is advanced by more than thirty days or delayed by more than seventy days from the anniversary date of the Annual Meeting, proposals that stockholders wish to present at the 2012 annual meeting must be received by Leap no earlier than the ninetieth day prior to the date of the 2012 annual meeting of stockholders, nor later than the later of the seventieth day prior to such annual meeting date, or the date which is ten days after the day on which public announcement of the date of such meeting is first made.

All proposals should be sent to Leap’s Secretary at our principal executive offices, 5887 Copley Drive, San Diego, California 92111.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of

Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish Leap with copies of all Section 16(a) forms they file.

To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Leap stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a single proxy statement, annual report, or notice of Internet availability of proxy materials, as applicable, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, please notify your broker. “Householding” for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. If two individuals share the same last name and address but have accounts containing our stock at two different banks or brokerage firms, your household will receive two copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable — one from each firm. Stockholders who currently receive multiple copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, from one bank or brokerage firm and would like to request “householding” of their communications should contact their bank or brokerage firm.

We will deliver promptly upon written or oral request a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Please direct such requests to Leap Wireless International, Inc., Attn. Investor Relations, 5887 Copley Drive, San Diego, California 92111, or to our Investor Relations Dept. by telephone at (858) 882-6000.

Annual Report on Form 10-K

A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, as filed with the SEC, including the financial statements and the financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn: Director of Investor Relations, 5887 Copley Drive, San Diego, California 92111. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting, or any continuation, adjournment or postponement thereof. If any other matters are properly brought before the Annual Meeting, or any continuation, adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope as promptly as possible.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

          , 2011

APPENDIX A

DEFINITION OF ADJUSTED OIBDA
AND RECONCILIATION TO OPERATING INCOME

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect capital expenditures;

•	although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

•	it does not reflect costs associated with share-based awards exchanged for employee services;

•	it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

A-1

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2010

Operating income (loss)	$31,124	$(450,738)
Plus depreciation and amortization	410,697	457,035

OIBDA	$441,821	$6,297
Plus loss on sale or disposal of assets	418	5,061
Plus impairment of assets	639	477,327
Plus share-based compensation expense	42,713	36,609

Adjusted OIBDA	$485,591	$525,294

A-2